PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-251354

CRYOPORT, INC.

453,396 Shares of Common Stock

5,876,378 Shares of Common Stock issuable upon

conversion of 4.0% Series C Convertible Preferred Stock

$14,344,000 3.00% Convertible Senior Notes due 2025 and shares of

Common Stock issuable upon conversion of the notes

This prospectus relates to the offer and sale from time to time by the selling securityholders named herein or such selling securityholders as may be named in one or more prospectus supplements, or the selling securityholders, of (i) up to 453,396 shares of our common stock, or the initial shares, (ii) up to 5,876,378 shares of our common stock issuable upon conversion of the 200,000 shares of our 4.0% Series C Convertible Preferred Stock, or the Preferred Conversion Shares, (iii) up to $14,344,000 aggregate principal amount of our 3.00% Convertible Senior Notes due 2025, or the notes, and (iv) shares of our common stock issuable upon conversion of the notes, or the Note Conversion Shares. The initial shares, shares of Series C Convertible Preferred Stock and the notes were acquired by the selling securityholders in private placements that are more fully described in the section entitled “Selling Securityholders.”

The selling securityholders may sell the securities offered by this prospectus from time to time in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the selling securityholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

To the extent required, the specific terms of any offering will be included in a supplement to this prospectus. If a prospectus supplement is required, such prospectus supplement will contain more specific information about the offering and the terms of the securities being offered by the selling securityholders. A prospectus supplement may also add, update or change information contained in this prospectus.

We will receive no proceeds from any sale by the selling securityholders of the securities offered by this prospectus and any supplement to this prospectus, but we have agreed to pay certain registration expenses. The selling securityholders will be responsible for all underwriting discounts and selling commissions, if any, in connection with the sale of the securities offered by this prospectus or any related prospectus supplement. You should carefully read this prospectus and any applicable prospectus supplement before you invest.

Investing in our securities involves risks. See the “Risk Factors” on page 7 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

The notes are not listed on any securities exchange. Our common stock is listed on The Nasdaq Capital Market under the symbol “CYRX.” On December 14, 2023, the last reported sale price of our common stock on The Nasdaq Capital Market was $16.59 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling securityholders named in this prospectus or in any related prospectus supplement may sell securities from time to time and in one or more offerings as described in this prospectus. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling securityholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling notes or shares of common stock. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read this prospectus (and any applicable prospectus supplement or free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Cryoport,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Cryoport, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including any statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “might,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “seek,” “would” or “continue,” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to, the following:

•	our expectations about future business plans, new products or services, regulatory approvals, strategies, development timelines, prospective financial performance and opportunities, including potential acquisitions;

•	expectations about future benefits of our acquisitions and our ability to successfully integrate those businesses and our plans related thereto;

•	liquidity and capital resources;

•	projected trends in the market in which we operate;

•	our expectations relating to current supply chain impacts;

•	inflationary pressures and the effect of foreign currency fluctuations;

•	expectations relating to the impacts on our operations resulting from the ongoing war between Russia and Ukraine;

•	anticipated regulatory filings or approvals with respect to the products of our clients;

•	expectations about securing and managing strategic relationships with global couriers or large clinical research organizations;

•	our future capital needs and ability to raise capital on favorable terms or at all;

•	results of our research and development efforts; and

•	approval of our patent applications.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. We discuss many of the risks and uncertainties in greater detail under the heading “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which you should review carefully. Actual results could differ materially from those anticipated as a result of these risks and uncertainties, as well as those detailed in our other SEC filings incorporated by reference herein. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each factor on our business. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC.

This prospectus, including the documents we incorporate by reference, also contain estimates and other industry and statistical data developed by independent parties and by us relating to market size, growth, and segmentation of markets. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the data referred to in this prospectus, including the documents we incorporate by reference, to be reliable, industry and statistical data is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. We have not independently verified these estimates generated by independent third parties. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is https://www.cryoport.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2023.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 4, 2023, August 9, 2023 and November 9, 2023, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on March 15, 2023, March 28, 2023, May 16, 2023 and November 15, 2023, respectively.

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, dated July 21, 2015, filed with the SEC on July 22, 2015 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Cryoport, Inc.

112 Westwood Place, Suite 350

Brentwood, TN 37027

Attn: Chief Financial Officer

(949) 470-2300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

We are a global leader serving the life sciences industry as a provider of integrated temperature-controlled supply chain solutions supporting the life sciences in the biopharma/pharma, animal health, and reproductive medicine markets. Our mission is to support life and health worldwide through comprehensive, innovative, and highly differentiated temperature-controlled solutions, including apheresis collection and cryoprocessing, global logistics, technologically sophisticated packaging, biostorage and bio-services, informatics, and cryogenic systems for regenerative medicine, cellular therapies, and life science products and treatments that require unique, specialized temperature-controlled management.

With 48 strategic international locations, our global platform provides mission-critical solutions to over 3,000 customers working in biopharma/pharma, animal health, and reproductive medicine companies, universities, research institutions, and government agencies. Our platform of solutions and services together with our global team of over 1,000 dedicated colleagues delivers a unique combination of innovative supply chain technologies and services through our industry-leading brands, including Cryoport Systems, IntegriCellTM, CryoStork®, MVE Biological Solutions, CRYOPDP, and CRYOGENE.

Our mission is to enable the life sciences to save and improve lives around the world by providing certainty throughout the temperature-controlled supply chain. Our people, innovative solutions, and industry leading technologies have been designed to exceed current standards to deliver certainty and de-risk the process across the entire temperature-controlled supply chain for the life sciences.

Our Corporate Information

We are a Nevada corporation originally incorporated under the name G.T.5-Limited on May 25, 1990. In connection with a Share Exchange Agreement, on March 15, 2005 we changed our name to Cryoport, Inc. and acquired all of the issued and outstanding shares of common stock of Cryoport Systems, Inc., a California corporation, in exchange for 200,901 shares of our common stock (which represented approximately 81% of the total issued and outstanding shares of common stock following the close of the transaction). Cryoport Systems, Inc., which was originally formed in 1999 as a California limited liability company, and subsequently reorganized into a California corporation on December 11, 2000, remains the operating company under Cryoport, Inc. Our principal executive offices are located at 112 Westwood Place, Suite 350, Brentwood, TN 37027. The telephone number of our principal executive offices is (949) 470-2300, and our main corporate website is www.cryoport.com. The information on our web site is not, and should not be deemed to be, a part of this prospectus.

We became public by a reverse merger with a shell company in May 2005. Over time, we have transitioned from being a development company to a fully operational public company, providing temperature controlled logistics solutions to the life sciences industry globally.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Risks Relating to the Notes

The notes are effectively subordinated to our existing and future secured indebtedness and structurally subordinated to the liabilities of our subsidiaries.

The notes are our senior, unsecured obligations and rank equal in right of payment with our existing and future senior, unsecured indebtedness, senior in right of payment to our existing and future indebtedness that is expressly subordinated to the notes and effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness. In addition, the notes are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries. The indenture governing the notes does not prohibit us or our subsidiaries from incurring additional indebtedness, including senior or secured indebtedness, in the future.

If a bankruptcy, liquidation, dissolution, reorganization or similar proceeding occurs with respect to us, then the holders of any of our secured indebtedness may proceed directly against the assets securing that indebtedness. Accordingly, those assets will not be available to satisfy any outstanding amounts under our unsecured indebtedness, including the notes, unless the secured indebtedness is first paid in full. The remaining assets, if any, would then be allocated pro rata among the holders of our senior, unsecured indebtedness, including the notes. There may be insufficient assets to pay all amounts then due.

If a bankruptcy, liquidation, dissolution, reorganization or similar proceeding occurs with respect to any of our subsidiaries, then we, as a direct or indirect common equity owner of that subsidiary (and, accordingly, holders of our indebtedness, including the notes), will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders. We may never receive any amounts from that subsidiary to satisfy amounts due under the notes.

We conduct all of our operations through our subsidiaries and rely on our subsidiaries to make payments under the notes.

We conduct substantially all of our operations through our subsidiaries. Accordingly, our ability to pay amounts due on the notes depends on the cash flows of our subsidiaries and their ability to make distributions to us. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

Our indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the notes.

We may incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our security holders and our business, results of operations and financial condition by, among other things:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•	limiting our flexibility to plan for, or react to, changes in our business;

•	diluting the interests of our existing stockholders as a result of issuing shares of our common stock upon conversion of the notes; and

•	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, including the notes, and our cash needs may increase in the future. In addition, any future indebtedness that we may incur may contain financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under our other indebtedness. If we fail to comply with these covenants or to make payments under our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately payable in full.

We may be unable to raise the funds necessary to repurchase the notes for cash following a fundamental change and our other indebtedness may limit our ability to repurchase the notes.

Noteholders may require us to repurchase their notes following a fundamental change at a cash repurchase price generally equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.” We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the notes. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the notes. Our failure to repurchase notes when required will constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness, which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the notes.

Not all events that may adversely affect the trading price of the notes and our common stock will result in an adjustment to the conversion rate.

We will adjust the conversion rate of the notes for certain events, including:

•	certain stock dividends, splits and combinations;

•	the issuance of certain rights, options or warrants to holders of our common stock;

•	certain distributions of assets, debt securities, capital stock or other property to holders of our common stock;

•	cash dividends on our common stock; and

•	certain tender or exchange offers.

See “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” We are not required to adjust the conversion rate for other events, such as third-party tender offers or an issuance of common stock (or securities exercisable for, or convertible into, common stock) for cash, that may adversely affect the trading price of the notes and our common stock. An event may occur that adversely affects the noteholders and the trading price of the notes and the underlying shares of our common stock but that does not result in an adjustment to the conversion rate.

Not all significant restructuring transactions will constitute a fundamental change, in which case you will not have the right to require us to repurchase your notes for cash.

If certain corporate events called “fundamental changes” occur, you will have the right to require us to repurchase your notes for cash. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.” However, the definition of “fundamental change” is limited to specific corporate events and does not include all events that may adversely affect our financial condition or the trading price of the notes. For example, a leveraged recapitalization, refinancing, restructuring or acquisition by us may not constitute a fundamental change that would require us to repurchase the notes. Nonetheless, these events could significantly increase the amount of our indebtedness, harm our credit rating or adversely affect our capital structure and the trading price of the notes.

The increase to the conversion rate resulting from a make-whole fundamental change may not adequately compensate noteholders for the lost option value of their notes. In addition, a variety of transactions that do not constitute a make-whole fundamental change may significantly reduce the option value of the notes without a corresponding increase to the conversion rate.

If certain corporate events that constitute a “make-whole fundamental change” occur, then we will, in certain circumstances, temporarily increase the conversion rate. See “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change.” The amount of the increase to the conversion rate will depend on the date on which the make-whole fundamental change becomes effective and the applicable “stock price.” While the increase to the conversion rate is designed to compensate noteholders for the lost option value of their notes resulting from a make-whole fundamental change, the increase is only an approximation and may not adequately compensate noteholders for the loss in option value. In addition, if the applicable “stock price” is greater than $100.00 per share or less than $20.79 per share (in each case, subject to adjustment), then we will not increase the conversion rate for the make-whole fundamental change. Moreover, we will not increase the conversion rate pursuant to these provisions to an amount that exceeds 48.1000 shares per $1,000 principal amount of notes, subject to adjustment.

Furthermore, the definition of make-whole fundamental change is limited to certain specific transactions. Accordingly, the make-whole fundamental change provisions of the indenture will not protect noteholders from other transactions that could significantly reduce the option value of the notes. For example, a spin-off or sale of a subsidiary or business division with volatile earnings, or a change in our line of business, could significantly affect the trading characteristics of our common stock and reduce the option value of the notes without constituting a make-whole fundamental change that results in a temporary increase to the conversion rate.

In addition, our obligation to increase the conversion rate in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

There is currently no trading market for the notes. If an active trading market for the notes does not develop, then noteholders may be unable to sell their notes at desired times or prices, or at all.

No active trading market currently exists for the notes. We have not listed, and do not intend to apply to list, the notes on any securities exchange or for quotation on any inter-dealer quotation system. An active market for the notes may never develop, and, even if one develops, it may not be maintained. If an active trading market for the notes does not develop or is not maintained, then the market price and liquidity of the notes will be adversely affected and noteholders may not be able to sell their notes at desired times or prices, or at all.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the trading price and volatility of our common stock, prevailing interest rates, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. Many of these factors are beyond our control. Historically, the market for convertible debt has been volatile. Market volatility could significantly harm the market for the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The trading price of our common stock, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the notes.

We expect that the trading price of our common stock will significantly affect the trading price of the notes, which could result in greater volatility in the trading price of the notes than would be expected for non-convertible securities. The trading price of our common stock will likely continue to fluctuate in response to the factors described or referred to elsewhere in this section and under the caption “Cautionary Note Regarding Forward-Looking Statements,” among others, many of which are beyond our control.

In addition, the condition of the financial markets and changes in prevailing interest rates can have an adverse effect on the trading price of the notes. For example, prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and we would expect an increase in prevailing interest rates to depress the trading price of the notes.

The issuance or sale of shares of our common stock, or rights to acquire shares of our common stock, could depress the trading price of our common stock and the notes.

We may conduct future offerings of our common stock, preferred stock or other securities that are convertible into or exercisable for our common stock to finance our operations or fund acquisitions, or for other purposes. The indenture for the notes does not restrict our ability to issue additional equity securities in the future. If we issue additional shares of our common stock or rights to acquire shares of our common stock, if any of our existing stockholders sells a substantial amount of our common stock, or if the market perceives that such issuances or sales may occur, then the trading price of our common stock, and, accordingly, the notes may significantly decline. In addition, our issuance of additional shares of common stock will dilute the ownership interests of our existing common stockholders, including noteholders who have received shares of our common stock upon conversion of their notes.

We made only very limited covenants in the indenture, and these limited covenants may not protect your investment.

Many debt instruments contain provisions that are designed to restrict the borrower’s activities and operations in a manner that is designed to preserve the borrower’s ability to make payments on the related indebtedness when due. These provisions include financial and operating covenants, and restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the borrower or any of its subsidiaries. The indenture for the notes does not contain any of these covenants or restrictions or otherwise place any meaningful restrictions on our ability to operate our business as management deems appropriate. As a result, your investment in the notes may not be as protected as an investment in an instrument that contains some or all of these types of covenants and restrictions.

Recent and future regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the notes and the ability of investors to implement a convertible note arbitrage trading strategy.

We expect that many investors in the notes will seek to employ a convertible note arbitrage strategy. Under this strategy, investors typically short sell a certain number of shares of our common stock and adjust their short position over time while they continue to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of, or in addition to, short selling shares of our common stock.

The SEC and other regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., and the national securities exchanges of a “limit up-limit down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts investors’ ability to effect short sales of our common stock or enter into equity swaps on our common stock could depress the trading price of, and the liquidity of the market for, the notes.

In addition, the liquidity of the market for our common stock and other market conditions could deteriorate, which could reduce, or eliminate entirely, the number of shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our common stock with a note investor. These and other market events could make implementing a convertible note arbitrage strategy prohibitively expensive or infeasible. If investors in this offering or potential purchasers of the notes that seek to employ a convertible note arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, the notes may significantly decline.

You may be subject to tax if we adjust, or fail to adjust, the conversion rate of the notes, even though you will not receive a corresponding cash distribution.

We will adjust the conversion rate of the notes for certain events, including the payment of cash dividends. If we adjust the conversion rate as a result of a dividend that is taxable to our common stockholders, such as a cash dividend, then a note holder may be deemed, for U.S. federal income tax purposes, to have received a taxable dividend to the extent of our earnings and profits, without the receipt of any cash. In addition, if we do not adjust (or do not adequately adjust) the conversion rate after an event that increases your proportionate interest in us, then you could be treated as having received a deemed taxable dividend. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with that make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences With Respect to the Notes”), then any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from or set off against payments on the notes or our common stock owned by you or from any proceeds of any subsequent sale, exchange, or other disposition, by you, of our notes (including the retirement of such note) or our common stock. The Internal Revenue Service has issued proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers, which, if adopted, could affect the U.S. federal income tax treatment of a holder of notes deemed to receive such a distribution. See “Description of Notes— Conversion Rights—Conversion Rate Adjustments” and “Material U.S. Federal Income Tax Consequences With Respect to the Notes.”

A rating agency may not rate the notes or may assign a rating that is lower than expected.

The notes were not rated by any rating agency at the time they were issued. However, if one or more rating agencies rate the notes in the future and assign a rating that is lower than the rating that investors expect, or reduce their rating in the future, then the trading price of our common stock and the notes could significantly decline.

In addition, market perceptions of our creditworthiness will directly affect the trading price of the notes. Accordingly, if a ratings agency rates any of our indebtedness in the future or downgrades or withdraws the rating, or puts us on credit watch, then the trading price of the notes will likely decline.

Provisions in the indenture could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the notes and the indenture could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then noteholders will have the right to require us to repurchase their notes for cash. In addition, if a takeover constitutes a make-whole fundamental change, then we may be required to temporarily increase the conversion rate. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that noteholders or holders of our common stock may view as favorable.

Your investment in the notes may be harmed if we redeem the notes.

We will have the right to redeem notes in certain circumstances on or after June 5, 2023. See “Description of Notes—Optional Redemption.” If we redeem your notes, then you may not be entitled to benefit from potential future appreciation in the trading price of our common stock, and you may be unable to reinvest any proceeds from the redemption in comparable investments at favorable interest rates.

Because the notes are held in book-entry form, noteholders must rely on DTC’s procedures to exercise their rights and remedies.

We initially issued the notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes are shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from noteholders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis.

Holding notes does not, in itself, confer any rights with respect to our common stock.

Noteholders are generally not entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock). However, noteholders will be subject to all changes affecting our common stock to the extent the trading price of the notes depends on the market price of our common stock and to the extent they receive shares of our common stock upon conversion of their notes. For example, if we propose an amendment to our charter documents that requires stockholder approval, then a noteholder will not, as such, be entitled to vote on the amendment, although the noteholder will be subject to any changes implemented by that amendment in the powers, preferences or special rights of our common stock.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of the initial shares, Preferred Conversion Shares, notes and Note Conversion Shares, if any. We will not receive any of the proceeds from the sale of any of these securities that may be offered by any of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated articles of incorporation and our amended and restated bylaws, which have been publicly filed with the SEC, as well as the provisions of the Nevada Revised Statutes. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of 100,000,000 authorized shares of common stock, par value $0.001 per share, and 2,500,000 shares of undesignated or “blank check” preferred stock, par value of $0.001 per share, of which, 800,000 shares have been designated as Class A Preferred Stock, 585,000 shares have been designated as Class B Preferred Stock and 250,000 shares have been designated as 4.0% Series C Convertible Preferred Stock, or the Series C Convertible Preferred Stock. As of September 30, 2023, there were 48,963,717 shares of common stock outstanding, no shares of Class A Preferred Stock outstanding, no shares of Class B Preferred Stock outstanding and 200,000 shares of Series C Convertible Preferred Stock outstanding.

Common Stock

Subject to the preferential rights of any outstanding preferred stock, each holder of our common stock is entitled to receive ratable dividends, if any, as may be declared by our board of directors out of funds legally available for the payment of dividends. No dividends on our common stock have been declared or paid by us. We intend to employ all available funds for the development of our business and, accordingly, do not intend to pay any cash dividends in the foreseeable future. Holders of our common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus, the holders of more than 50% of the outstanding shares of our common stock can elect all of our directors if they choose to do so. The holders of our common stock have no preemptive, subscription, conversion or redemption rights. There are no sinking fund provisions applicable to our common stock. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the board of directors may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by our board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our Company that some stockholders may believe is not in their interest.

Series C Convertible Preferred Stock

In October 2020, we filed a Certificate of Designation with the Nevada Secretary of State, establishing the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of our 4.0% Series C Convertible Preferred Stock, which are described in more detail below.

Dividend Rights and Liquidation Preferences. The Series C Convertible Preferred Stock ranks senior to our common stock, with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, or a Liquidation. The holders are entitled to dividends on the original purchase price of $1,000 per share at the rate of 4.0% per annum, paid-in-kind, accruing daily and paid quarterly in arrears. The holders are also entitled to participate in dividends declared or paid on our common stock on an as-converted basis. Upon a Liquidation, each share of Series C Convertible Preferred Stock is entitled to receive an amount per share equal to the greater of (i) $1,000 per share, plus all accrued and unpaid dividends and (ii) the amount that the holder of Series C Convertible Preferred Stock would have been entitled to receive at such time if the Series C Convertible Preferred Stock were converted into common stock, or the Liquidation Preference.

Conversion Features. The Series C Convertible Preferred Stock is convertible, in whole or in part, at the option of the holders at any time into shares of our common stock at a conversion price equal to $38.6152 per share, subject to certain customary adjustments in the event of certain adjustments to our common stock.

After the second anniversary of October 1, 2020, or the Series C closing date, subject to certain conditions, we may at our option require conversion of all of the outstanding shares of the Series C Convertible Preferred Stock to common stock if, for at least 20 trading days during the 30 consecutive trading days immediately preceding the date we notify the holders of the election to convert, the closing price of our common stock is at least 150% of the conversion price.

Redemption Rights. We may redeem the Series C Convertible Preferred Stock for cash, as follows:

•	at any time beginning five years after the Series C closing date (but prior to six years after the Series C closing date), all of the Series C Convertible Preferred Stock at a price equal to 105% of the purchase price paid plus any accrued and unpaid dividends; or

•	at any time beginning six years after the Series C closing date, all of the Series C Convertible Preferred Stock at a price equal to 100% of the purchase price paid plus any accrued and unpaid dividends.

Upon a “Fundamental Change” (involving a change of control or de-listing of the Company as further described in the Certificate of Designation), each holder shall have the right to require us to redeem all or any part of the holder’s Series C Convertible Preferred Stock for an amount equal to the Liquidation Preference plus any accrued and unpaid dividends.

Voting and Consent Rights. Holders of the Series C Convertible Preferred Stock are generally entitled to vote with the holders of the shares of common stock on an as-converted basis, subject to certain Nasdaq voting limitations, if applicable. Additionally, the consent of the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock will be required for so long as any shares of the Series C Convertible Preferred Stock remain outstanding for (i) amendments to our organizational documents that have an adverse effect on the holders of Series C Convertible Preferred Stock and (ii) issuances by us of securities that are senior to, or equal in priority with, the Series C Convertible Preferred Stock, including any shares of our Class A Preferred Stock or Class B Preferred Stock. In addition, for so long as 75% of the Series C Convertible Preferred Stock issued in connection with the purchase agreement between us and Blackstone Freeze Parent L.P. (f/k/a BTO Freeze Parent L.P.) remains outstanding, consent of the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock will be required for (i) any voluntary dissolution, liquidation, bankruptcy, winding up or deregistration or delisting and (ii) incurrence by us of any indebtedness unless our ratio of debt to LTM EBITDA (as defined in the Certificate of Designation) would be less than a ratio of 5-to-1 on a pro forma basis giving effect to such incurrence and the use of proceeds therefrom.

Anti-Takeover Provisions

Nevada Law

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. This statute currently does not apply to our Company because in order to be applicable, we would need to have a specified number of Nevada residents as shareholders, and we would have to do business in Nevada directly or through an affiliate.

Nevada Revised Statutes sections 78.411 to 78.444 prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless (i) the corporation’s Board of Directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the Board of Directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested stockholder.” Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation. The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors.

Articles of Incorporation and Bylaws Provisions

In addition, our articles of incorporation and our bylaws contain provisions that may make the acquisition of our company more difficult, including, but not limited to, the following:

•	requiring at least 75% of outstanding voting stock in order to call a special meeting of stockholders;

•	not allowing stockholders to take action by written consent in lieu of a meeting;

•	setting forth specific procedures regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•	requiring advance notice and duration of ownership requirements for stockholder proposals;

•	permitting our board of directors to issue preferred stock without stockholder approval; and

•	limiting the rights of stockholders to amend our bylaws.

Transfer Agent and Registrar for Common Stock

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, Attn: Corporate Actions Department, 1 State Street, 30th Floor, New York, New York 10004-1561.

Nasdaq Capital Market

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “CYRX.”

DESCRIPTION OF NOTES

We issued the notes under an indenture, or the indenture, dated as of May 26, 2020, between us and U.S. Bank National Association, as trustee, or the trustee.

The following is a summary of certain provisions of the notes, the indenture and the registration rights agreement. It is only a summary and is not complete. We qualify this summary by referring you to the indenture, the notes and the registration rights agreement, because they, and not this summary, define your rights as a holder of the notes. Upon your request, we will provide you with a copy of the indenture, which includes the form of the notes, as provided under the caption “Where You Can Find More Information; Incorporation by Reference.”

Certain terms used in this summary are defined below under the caption “—Definitions.” Certain other terms used in this summary are defined in the indenture.

References to “we,” “us” and “our” in this section refer to Cryoport, Inc. only and not to any of its subsidiaries.

References to any “note” in this section refer to any authorized denomination of a note, unless the context requires otherwise.

Generally

The notes:

•	are our senior, unsecured obligations;

•	were initially issued in an aggregate principal amount of $115,000,000;

•	bear interest from, and including, May 26, 2020, at an annual rate of 3.00%, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2020;

•	bear additional interest and special interest in the circumstances described below under the captions “—Registration Rights; Additional Interest” and “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults,” respectively;

•	mature on June 1, 2025, unless earlier repurchased, redeemed or converted;

•	are redeemable, in whole and not in part, at our option, in the circumstances and at the times, and at the redemption price, described below under the caption “—Optional Redemption”;

•	are subject to repurchase by us at the noteholders’ option if a “fundamental change” (as defined below under the caption “—Definitions”) occurs, at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (subject to the right of noteholders on a regular record date to receive the related interest payment), as described below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”;

•	are convertible, at the noteholders’ option, into shares of our common stock (together with cash in lieu of any fractional share, if applicable), at an initial conversion rate of 41.8261 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $23.91 per share), under the conditions, and subject to the adjustments, described below under the caption “—Conversion Rights”;

•	were issued in principal amount denominations of $1,000 or any integral multiple of $1,000 in excess thereof, which we refer to as an “authorized denomination”;

•	are entitled to the benefits of a registration rights agreement pursuant to which we have filed the registration statement of which this prospectus is a part and will use our best efforts to keep effective for a specified period of time as described below under the caption “—Registration Rights; Additional Interest”; and

•	are represented by one or more registered notes in global form, but may, in certain circumstances, be exchanged for notes in definitive form, as described below under the caption “—Book Entry, Settlement and Clearance.”

The indenture does not contain any financial covenants and does not limit us or our subsidiaries from incurring additional indebtedness, paying dividends or issuing or repurchasing any securities, except that the indenture does require us to use commercially reasonable efforts to prevent any of our affiliates from acquiring any note or beneficial interest in a note. Except to the extent described below under the captions “—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change,” “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Asset Sale,” the indenture does not contain any provisions designed to protect noteholders upon a highly leveraged transaction involving us or a decline in our credit rating as a result of a recapitalization, takeover, highly leveraged transaction or other restructuring involving us.

Without the consent of any noteholder, we may issue additional notes under the indenture with the same terms as the notes we are offering (except for certain differences, such as the date as of which interest begins to accrue and the first interest payment date for such additional notes). However, such additional notes must be identified by a separate CUSIP number or by no CUSIP number if they are not fungible, for federal income tax or federal securities laws purposes, with other notes we issue under the indenture.

We have not listed and do not intend to list the notes on any securities exchange or include them in any automated inter-dealer quotation system.

Absent manifest error, a person in whose name a note is registered on the registrar’s books will be considered to be the holder of that note for all purposes, and only registered noteholders (which, in the case of notes held through DTC, will initially be DTC’s nominee, Cede & Co.) will have rights under the indenture as noteholders.

Subject to applicable law, we or our subsidiaries may directly or indirectly repurchase notes in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives. The indenture requires us to promptly deliver to the trustee for cancellation all notes that we or our subsidiaries have purchased or otherwise acquired.

Payments on the Notes

We will pay (or cause the paying agent to pay) the principal of, and interest on, any global note by wire transfer of immediately available funds. We will pay (or cause the paying agent to pay) the principal of, and interest on, any physical note as follows:

•	if the principal amount of such note is at least $5.0 million (or such lower amount as we may choose in our sole and absolute discretion) and the holder of such note entitled to such payment has delivered to the paying agent or the trustee, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

•	in all other cases, by check mailed to the address of such holder set forth in the note register.

To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following date: (i) with respect to the payment of any interest due on an interest payment date, the immediately preceding regular record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.

If the due date for a payment on a note is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day and no interest will accrue on such payment as a result of the related delay.

Registrar, Paying Agent and Conversion Agent

We will maintain one or more offices or agencies in the continental United States where notes may be presented for registration of transfer or for exchange, payment and conversion, which we refer to as the “registrar,” “paying agent” and “conversion agent,” respectively. We have appointed the trustee as the initial registrar, paying agent and conversion agent and its office in the United States as a place where notes may be presented for payment. However, we may change the registrar, paying agent and conversion agent, and we or any of our subsidiaries may choose to act in that capacity as well, without prior notice to the noteholders.

Transfers and Exchanges

A noteholder may transfer or exchange its notes at the office of the registrar in accordance with the indenture. We, the trustee and the registrar may require the noteholder to, among other things, deliver appropriate endorsements or transfer instruments, and such certificates or other documentation or evidence as we or they may reasonably require to determine that such transfer or exchange complies with applicable securities laws. We, the trustee and the registrar may refuse to register the transfer or exchange of any note that is subject to conversion, redemption or required repurchase.

We have appointed the trustee’s office in the United States as a place where notes may be presented for registration of transfer or for exchange. However, we may change the registrar or act as the registrar ourselves without prior notice to the noteholders.

Interest

The notes bear cash interest at an annual rate of 3.00%, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2020, to the noteholders of record of the notes as of the close of business on the immediately preceding May 15 and November 15, respectively. Interest will accrue from, and including, the last date to which interest has been paid or duly provided for (or, if no interest has been paid or duly provided for, from, and including, the date the notes were initially issued) to, but excluding, the next interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

In addition to the stated interest on the notes referred to above, additional interest and special interest will accrue on the notes in the circumstances described below under the captions “—Registration Rights; Additional Interest” and “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults,” respectively. All references in this prospectus to interest on the notes include any additional interest and special interest payable on the notes, unless the context requires otherwise.

Ranking

The notes are our senior, unsecured obligations and are:

•	equal in right of payment with our existing and future senior, unsecured indebtedness;

•	senior in right of payment to our existing and future indebtedness that is expressly subordinated to the notes;

•	effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries.

The indenture does not prohibit us from incurring additional indebtedness, including secured indebtedness, which would be effectively senior to the notes to the extent of the value of the collateral securing that indebtedness, or indebtedness that would rank equal in right of payment with the notes. The indenture also does not prohibit our subsidiaries from incurring any additional indebtedness or other liabilities that would be structurally senior to our obligations under the notes.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure any indebtedness will not be available to make payments under the notes unless all of that indebtedness is first paid in full. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, we, as a common equity holder of that subsidiary, and, therefore, the noteholders, will rank behind that subsidiary’s creditors, including that subsidiary’s trade creditors, and (to the extent we are not a holder thereof) that subsidiary’s preferred equity holders. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest of others in the assets of that subsidiary, to the extent of the value of those assets, and would be subordinated to any indebtedness of that subsidiary that is senior in right of payment to that held by us.

Our subsidiaries have no obligations under the notes. The ability of our subsidiaries to pay dividends or make other payments to us is restricted by, among other things, corporate and other laws and by agreements to which our subsidiaries may become a party. Accordingly, we may be unable to gain access to the cash flow or assets of our subsidiaries to enable us to make payments on the notes.

The indenture governing the notes does not prohibit us or our subsidiaries from incurring additional indebtedness, including senior or secured indebtedness, in the future.

See “Risk Factors— The notes are effectively subordinated to our existing and future secured indebtedness and structurally subordinated to the liabilities of our subsidiaries.”

Optional Redemption

We may not redeem the notes at our option at any time before June 5, 2023. Subject to the terms of the indenture, we have the right, at our election, to redeem all, but not less than all, of the notes, at any time, on a redemption date on or after June 5, 2023, for cash, but only if (1) the “last reported sale price” (as defined below under the caption “—Definitions”) per share of common stock exceeds 130% of the “conversion price” (as defined below under the caption “—Definitions”) on (i) each of at least 20 “trading days” (as defined below under the caption “—Definitions”), whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (ii) the trading day immediately before the date we send such notice; and (2) a registration statement covering the resale of the shares of our common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available during the redemption period as of the date the redemption notice is sent. In addition, calling any notes for redemption will constitute a “make-whole fundamental change” (as defined below under the caption “—Definitions”), which may result in a temporary increase to the conversion rate.

The redemption date will be a business day of our choosing that is no more than 60, nor less than 30, calendar days after the date we send the related redemption notice, as described below.

The redemption price for any note called for redemption will be the principal amount of such note plus accrued and unpaid interest on such note to, but excluding, the redemption date. However, if the redemption date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and (ii) the redemption price will not include accrued and unpaid interest on such note to, but excluding, such redemption date.

We will send to each noteholder notice of the redemption containing certain information set forth in the indenture, including the redemption price and the redemption date. Substantially contemporaneously, we will issue a press release through such national newswire service as we then use containing the information set forth in the redemption notice.

Notwithstanding anything to the contrary above, we may not redeem any notes if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or before the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the related redemption price and any related interest described above on the redemption date).

Conversion Rights

Generally

Noteholders have the right to convert their notes (or any portion of a note in an authorized denomination) into shares of our common stock (together with cash in lieu of any fractional share, if applicable), at an initial conversion rate of 41.8261 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $23.91 per share).

Noteholders may convert their notes at any time until the close of business on the “scheduled trading day” (as defined below under the caption “—Definitions”) immediately before the maturity date. However, if we call any note for redemption, then the holder of such note may not convert such note after the close of business on the business day immediately before the applicable redemption date, except to the extent we fail to pay the redemption price for such note in accordance with the indenture.

Treatment of Interest upon Conversion

We will not adjust the conversion rate to account for any accrued and unpaid interest on any note being converted, and, except as described below, our delivery of the consideration due in respect of the conversion will be deemed to fully satisfy and discharge our obligation to pay the principal of, and accrued and unpaid interest, if any, on, such note to, but excluding, the “conversion date” (as defined below under the caption “—Conversion Procedures”). As a result, except as described below, any accrued and unpaid interest on a converted note will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding anything to the contrary above, if the conversion date of a note is after a regular record date and before the next interest payment date, then:

•	the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and

•	the noteholder surrendering such note for conversion must deliver, at the time it surrenders such note, an amount of cash equal to the amount of such interest.

However, such noteholder need not deliver such cash:

•	if we have specified a redemption date that is after such regular record date and on or before the business day immediately after such interest payment date;

•	if such conversion date occurs after the regular record date immediately before the maturity date;

•	if we have specified a “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”) that is after such regular record date and on or before the business day immediately after such interest payment date; or

•	to the extent of any overdue interest or interest that has accrued on any overdue interest.

Accordingly, for the avoidance of doubt, all noteholders as of the close of business on the regular record date immediately before the maturity date will receive the full interest payment that would have been due on the maturity date regardless of whether their notes have been converted after such regular record date.

Conversion Procedures

To convert a beneficial interest in a global note, the owner of the beneficial interest must:

•	comply with the “depositary procedures” (as defined below under the caption “—Definitions”) for converting the beneficial interest (at which time such conversion will become irrevocable);

•	if applicable, pay any interest payable on the next interest payment date, as described above under the caption “—Treatment of Interest upon Conversion”; and

•	if applicable, pay any documentary or other taxes as described below.

To convert all or a portion of a physical note, the holder of such note must:

•	complete, manually sign and deliver to the conversion agent the conversion notice attached to such note or a facsimile of such conversion notice;

•	deliver such note to the conversion agent (at which time such conversion will become irrevocable);

•	furnish any endorsements and transfer documents that we or the conversion agent may require;

•	if applicable, pay any interest payable on the next interest payment date, as described above under the caption “—Treatment of Interest upon Conversion”; and

•	if applicable, pay any documentary or other taxes as described below.

Notes may be surrendered for conversion only after the “open of business” (as defined below under the caption “—Definitions”) and before the close of business on a day that is a business day.

We will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of our common stock upon conversion, except any tax or duty that is due because the converting noteholder requests those shares to be registered in a name other than the noteholder’s name.

We refer to the first business day on which the requirements described above to convert a note are satisfied as the “conversion date.”

If a noteholder has validly delivered a “fundamental change repurchase notice” (as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”) with respect to a note, then such note may not be converted, except to the extent (i) such notice is withdrawn in accordance with the procedures described below; or (ii) we fail to pay the related fundamental change repurchase price for such note.

Settlement upon Conversion

Upon conversion of any note, we will deliver, for each $1,000 principal amount being converted, a number of shares of our common stock equal to the conversion rate in effect on the conversion date for such conversion. However, in lieu of delivering any fractional share of common stock otherwise due upon conversion, we will pay cash based on the last reported sale price per share of our common stock on the conversion date for such conversion (or, if such conversion date is not a trading day, the immediately preceding trading day).

Except as described below under the caption “—Special Provisions for Adjustments that Are Not Yet Effective and Where Converting Noteholders Participate in the Relevant Transaction or Event,” we will pay or deliver, as applicable, the consideration due upon conversion on or before the second business day immediately after the conversion date for such conversion.

If a noteholder converts more than one note on a conversion date, then the consideration due upon such conversion will (in the case of any global note, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total principal amount of notes converted on such conversion date by that noteholder.

When Converting Noteholders Become Stockholders of Record

The person in whose name any share of common stock is issuable upon conversion of any note will be deemed to become the holder of record of that share as of the close of business on the conversion date for such conversion.

Conversion Rate Adjustments

Generally

The conversion rate will be adjusted for the events described below. However, we are not required to adjust the conversion rate for these events (other than a stock split or combination or a tender or exchange offer) if each noteholder participates, at the same time and on the same terms as holders of our common stock, and solely by virtue of being a holder of notes, in such transaction or event without having to convert such noteholder’s notes and as if such noteholder held a number of shares of our common stock equal to the product of (i) the conversion rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of notes held by such noteholder on such date.

1)	Stock Dividends, Splits and Combinations. If we issue solely shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a stock split or a stock combination of our common stock (in each case excluding an issuance solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply), then the conversion rate will be adjusted based on the following formula:

where:

CR0 = the conversion rate in effect immediately before the open of business on the ex-dividend date for such dividend or distribution, or immediately before the open of business on the effective date of such stock split or stock combination, as applicable;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 = the number of shares of our common stock outstanding immediately before the open of business on such ex-dividend date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this paragraph (1) is declared or announced, but not so paid or made, then the conversion rate will be readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the conversion rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

2)	Rights, Options and Warrants. If we distribute, to all or substantially all holders of our common stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions described below in paragraph (3)(a) and under the caption “—Stockholder Rights Plans” will apply) entitling such holders, for a period of not more than 60 calendar days after the record date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced, then the conversion rate will be increased based on the following formula:

where:

CR0 = the conversion rate in effect immediately before the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS = the number of shares of our common stock outstanding immediately before the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = a number of shares of our common stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced.

To the extent such rights, options or warrants are not so distributed, the conversion rate will be readjusted to the conversion rate that would then be in effect had the increase to the conversion rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the conversion rate will be readjusted to the conversion rate that would then be in effect had the increase to the conversion rate for such distribution been made on the basis of delivery of only the number of shares of our common stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this paragraph (2), in determining whether any rights, options or warrants entitle holders of our common stock to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by our board of directors.

3)	Spin-Offs and Other Distributed Property.

a)            Distributions Other than Spin-Offs. If we distribute shares of our “capital stock” (as defined below under the caption “—Definitions”), evidences of our indebtedness or other assets or property of ours, or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, options or warrants for which an adjustment to the conversion rate is required pursuant to paragraph (1) or (2) above;

•	dividends or distributions paid exclusively in cash for which an adjustment to the conversion rate is required pursuant to paragraph (4) below;

•	rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided below under the caption “—Stockholder Rights Plans”;

•	spin-offs for which an adjustment to the conversion rate is required pursuant to paragraph (3)(b) below;

•	a distribution solely pursuant to a tender offer or exchange offer for shares of our common stock, as to which the provisions described below in paragraph (5) will apply; and

•	a distribution solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply, then the conversion rate will be increased based on the following formula:

where:

CR0 = the conversion rate in effect immediately before the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP = the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before such ex-dividend date; and

FMV = the fair market value (as determined by our board of directors), as of such ex-dividend date, of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of our common stock pursuant to such distribution.

However, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the conversion rate, each noteholder will receive, for each $1,000 principal amount of notes held by such noteholder on the record date for such distribution, at the same time and on the same terms as holders of our common stock, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants that such noteholder would have received if such noteholder had owned, on such record date, a number of shares of our common stock equal to the conversion rate in effect on such record date.

To the extent such distribution is not so paid or made, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

b)            Spin-Offs. If we distribute or dividend shares of capital stock of any class or series, or similar equity interests, of or relating to an “affiliate” or “subsidiary” (as those terms are defined below under the caption “—Definitions”) or other business unit of ours to all or substantially all holders of our common stock (other than solely pursuant to (x) a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply; or (y) a tender offer or exchange offer for shares of our common stock, as to which the provisions described below in paragraph (5) will apply), and such capital stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange, or a spin-off, then the conversion rate will be increased based on the following formula:

where:

CR0 = the conversion rate in effect immediately before the close of business on the last trading day of the “spin-off valuation period” (as defined below) for such spin-off;

CR1 = the conversion rate in effect immediately after the close of business on the last trading day of the spin-off valuation period;

FMV = the product of (x) the average of the last reported sale prices per share or unit of the capital stock or equity interests distributed in such spin-off over the 10 consecutive trading day period, or the spin-off valuation period, beginning on, and including, the ex-dividend date for such spin-off (such average to be determined as if references to our common stock in the definitions of “last reported sale price,” “trading day” and “market disruption event” were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of our common stock in such spin-off; and

SP = the average of the last reported sale prices per share of our common stock for each trading day in the spin-off valuation period.

Notwithstanding anything to the contrary, if the conversion date for a note occurs during the spin-off valuation period for such spin-off, then, solely for purposes of determining the consideration due in respect of such conversion, such spin-off valuation period will be deemed to consist of the trading days occurring in the period from, and including, the ex-dividend date for such spin-off to, and including, such conversion date.

To the extent any dividend or distribution of the type described above in this paragraph (3)(b) is declared but not made or paid, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

4)	Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of our common stock, then the conversion rate will be increased based on the following formula:

where:

CR0 = the conversion rate in effect immediately before the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP = the last reported sale price per share of our common stock on the trading day immediately before such ex-dividend date; and

D = the cash amount distributed per share of our common stock in such dividend or distribution.

However, if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the conversion rate, each noteholder will receive, for each $1,000 principal amount of notes held by such noteholder on the record date for such dividend or distribution, at the same time and on the same terms as holders of our common stock, the amount of cash that such noteholder would have received if such noteholder had owned, on such record date, a number of shares of our common stock equal to the conversion rate in effect on such record date, then no adjustment to the conversion rate will be made. To the extent such dividend or distribution is declared but not made or paid, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

5)	Tender Offers or Exchange Offers. If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of our common stock, and the value (determined as of the expiration time by our board of directors) of the cash and other consideration paid per share of our common stock in such tender or exchange offer exceeds the last reported sale price per share of our common stock on the trading day immediately after the last date, or the expiration date, on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the conversion rate will be increased based on the following formula:

where:

CR0 = the conversion rate in effect immediately before the close of business on the last trading day of the “tender/exchange offer valuation period” (as defined below) for such tender or exchange offer;

CR1 = the conversion rate in effect immediately after the close of business on the last trading day of the tender/exchange offer valuation period;

AC = the aggregate value (determined as of the time, or the expiration time, such tender or exchange offer expires by our board of directors) of all cash and other consideration paid for shares of our common stock purchased or exchanged in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately before the expiration time (including all shares of our common stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time (excluding all shares of our common stock accepted for purchase or exchange in such tender or exchange offer); and

SP = the average of the last reported sale prices per share of our common stock over the 10 consecutive trading day period, or the tender/exchange offer valuation period, beginning on, and including, the trading day immediately after the expiration date;

provided, however, that the conversion rate will in no event be adjusted down pursuant to the provisions described in this paragraph (5), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary, if the conversion date for a note occurs during the tender/exchange offer valuation period for such tender or exchange offer, then, solely for purposes of determining the consideration due in respect of such conversion, such tender/exchange offer valuation period will be deemed to consist of the trading days occurring in the period from, and including, the trading day immediately after the expiration date to, and including, such conversion date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of common stock in such tender or exchange offer are rescinded, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of common stock, if any, actually made, and not rescinded, in such tender or exchange offer.

We will not be required to adjust the conversion rate except as described above or below under the caption “—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change.” Without limiting the foregoing, we will not be required to adjust the conversion rate on account of:

•	except as described above, the sale of shares of our common stock for a purchase price that is less than the market price per share of our common stock or less than the conversion price;

•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan;

•	the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right or convertible or exchangeable security of ours outstanding as of the date we first issued the notes;

•	solely a change in the par value of our common stock; or

•	accrued and unpaid interest on the notes.

Notice of Conversion Rate Adjustments

Upon the effectiveness of any adjustment to the conversion rate pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally,” we will promptly send notice to the noteholders containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the conversion rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Voluntary Conversion Rate Increases

To the extent permitted by law and applicable stock exchange rules, we, from time to time, may (but are not required to) increase the conversion rate by any amount if (i) our board of directors determines that such increase is in our best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of our common stock or rights to purchase our common stock as a result of any dividend or distribution of shares (or rights to acquire shares) of our common stock or any similar event; (ii) such increase is in effect for a period of at least 20 business days; and (iii) such increase is irrevocable during such period.

Tax Considerations

A holder or beneficial owner of the notes may, in some circumstances, including a cash distribution or dividend on our common stock, be deemed to have received a distribution that is subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. Applicable withholding taxes (including backup withholding) may be withheld from interest and payments upon conversion, repurchase, redemption or maturity of the notes. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a holder or beneficial owner, then those withholding taxes may be withheld from or set off against payments of cash or the delivery of shares of common stock in respect of the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, that holder or beneficial owner. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Consequences With Respect to the Notes.”

Special Provisions for Adjustments that Are Not Yet Effective and Where Converting Noteholders Participate in the Relevant Transaction or Event

Notwithstanding anything to the contrary, if:

•	a note is to be converted;

•	the record date, effective date or expiration time for any event that requires an adjustment to the conversion rate pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally” has occurred on or before the conversion date for such conversion, but an adjustment to the conversion rate for such event has not yet become effective as of such conversion date;

•	the consideration due upon such conversion includes any whole shares of our common stock; and

•	such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, we will, without duplication, give effect to such adjustment on such conversion date. In such case, if the date we are otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then we will delay the settlement of such conversion until the second business day after such first date.

Notwithstanding anything to the contrary, if:

•	a conversion rate adjustment for any dividend or distribution becomes effective on any ex-dividend date pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally”;

•	a note is to be converted;

•	the conversion date for such conversion occurs on or after such ex-dividend date and on or before the related record date;

•	the consideration due upon such conversion includes any whole shares of our common stock based on a conversion rate that is adjusted for such dividend or distribution; and

•	such shares would be entitled to participate in such dividend or distribution,

then (x) such conversion rate adjustment will not be given effect for such conversion; (y) the shares of common stock issuable upon such conversion based on such unadjusted conversion rate will not be entitled to participate in such dividend or distribution; and (z) there will be added, to the consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares had such shares been entitled to participate in such dividend or distribution.

Stockholder Rights Plans

If any shares of our common stock are to be issued upon conversion of any note and, at the time of such conversion, we have in effect any stockholder rights plan, then the holder of that note will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from our common stock at such time, in which case, and only in such case, the conversion rate will be adjusted pursuant to the provisions described above in paragraph (3)(a) under the caption “—Conversion Rate Adjustments—Generally” on account of such separation as if, at the time of such separation, we had made a distribution of the type referred to in such paragraph to all holders of our common stock, subject to readjustment as described above if such rights expire, terminate or are redeemed. We currently do not have a stockholder rights plan in effect.

Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change

Generally

If a make-whole fundamental change occurs and the conversion date for the conversion of a note occurs during the related “make-whole fundamental change conversion period” (as defined below under the caption “—Definitions”), then, subject to the provisions described below, the conversion rate applicable to such conversion will be increased by a number of shares, or the additional shares, set forth in the table below corresponding (after interpolation as described below) to the “make-whole fundamental change effective date” (as defined below under the caption “—Definitions”) and the “stock price” (as defined below under the caption “—Definitions”) of such make-whole fundamental change:

Make-whole Fundamental	Stock Price
Change Effective Date	$20.79	$22.50	$23.91	$27.50	$31.08	$40.00	$50.00	$60.00	$75.00	$100.00
May 26, 2020	6.2739	6.2272	5.9991	4.3957	3.2222	1.5614	0.7039	0.2922	0.0366	0.0000
June 1, 2021	6.2739	6.1712	5.9232	4.3084	3.0967	1.4364	0.6159	0.2389	0.0192	0.0000
June 1, 2022	6.2739	6.0015	5.8903	4.0684	2.8296	1.2214	0.4819	0.1639	0.0006	0.0000
June 1, 2023	6.2739	5.6459	5.5014	3.5630	2.3406	0.8839	0.2979	0.0739	0.0003	0.0000
June 1, 2024	6.2739	5.2495	4.5436	2.5266	1.4332	0.3939	0.0919	0.0006	0.0001	0.0000
June 1, 2025	6.2739	2.6183	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such make-whole fundamental change effective date or stock price is not set forth in the table above, then:

•	if such stock price is between two stock prices in the table above or the make-whole fundamental change effective date is between two dates in the table above, then the number of additional shares will be determined by straight-line interpolation between the numbers of additional shares set forth for the higher and lower stock prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and

•	if the stock price is greater than $100.00 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above are adjusted, as described below under the caption “—Adjustment of Stock Prices and Number of Additional Shares”), or less than $20.79 (subject to adjustment in the same manner), per share, then no additional shares will be added to the conversion rate.

Notwithstanding anything to the contrary, in no event will the conversion rate be increased to an amount that exceeds 48.1000 shares of our common stock per $1,000 principal amount of notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally.”

Adjustment of Stock Prices and Number of Additional Shares

The stock prices in the first row (i.e., the column headers) of the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the conversion price is adjusted as a result of the operation of the provisions described above under the caption “—Conversion Rate Adjustments—Generally.” The numbers of additional shares in the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the conversion rate is adjusted pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally.”

Notice of Make-Whole Fundamental Change

If a make-whole fundamental change occurs pursuant to clause (i) of the definition thereof, then, promptly and in no event later than the business day immediately after the make-whole fundamental change effective date of such make-whole fundamental change, we will notify the noteholders of the occurrence of such make-whole fundamental change and of such make-whole fundamental change effective date. We will provide notice of a make-whole fundamental change that occurs pursuant to clause (ii) of the definition thereof in the manner described above under the caption “—Optional Redemption.”

Enforceability

Our obligation to increase the conversion rate as described above in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

Effect of Common Stock Change Event

Generally

If there occurs any:

•	recapitalization, reclassification or change of our common stock, other than (x) changes solely resulting from a subdivision or combination of our common stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

•	consolidation, merger, combination or binding or statutory share exchange involving us;

•	sale, lease or other transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person; or

•	other similar event,

and, as a result of which, our common stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “common stock change event,” and such other securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), or a reference property unit, then, notwithstanding anything to the contrary,

•	from and after the effective time of such common stock change event, (i) the consideration due upon conversion of any note will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “—Conversion Rights” section (or in any related definitions) were instead a reference to the same number of reference property units; (ii) for purposes of the redemption provisions described above under the caption “—Optional Redemption,” each reference to any number of shares of our common stock in such provisions (or in any related definitions) will instead be deemed to be a reference to the same number of reference property units; and (iii) for purposes of the definition of “fundamental change” and “make-whole fundamental change,” the terms “common stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such reference property;

•	if such reference property unit consists entirely of cash, then we will pay the cash due in respect of all conversions whose conversion date occurs on or after the effective date of such common stock change event no later than the second business day after the relevant conversion date; and

•	for these purposes, the last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the reference property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the reference property unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of our common stock, by the holders of our common stock. We will notify the noteholders of such weighted average as soon as practicable after such determination is made.

We will not become a party to any common stock change event unless its terms are consistent with the provisions described under this “—Effect of Common Stock Change Event” caption.

Execution of Supplemental Indenture

At or before the effective time of the common stock change event, we and the resulting, surviving or transferee person (if not us) of such common stock change event, or the successor person, will execute and deliver to the trustee a supplemental indenture that (i) provides for subsequent adjustments to the conversion rate in a manner consistent with the provisions described above; and (ii) contains such other provisions, if any, that we reasonably determine are appropriate to preserve the economic interests of the noteholders and to give effect to the provisions described above. If the reference property includes shares of stock or other securities or assets (other than cash) of a person other than the successor person, then such other person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions, if any, that we reasonably determine are appropriate to preserve the economic interests of noteholders.

Notice of Common Stock Change Event

We will provide notice of each common stock change event to noteholders no later than the effective date of the common stock change event.

Equitable Adjustments to Prices

Whenever the indenture requires us to calculate the average of the last reported sale prices, or any function thereof, over a period of multiple days (including to calculate the stock price or an adjustment to the conversion rate), we will make proportionate adjustments to those calculations to account for any adjustment to the conversion rate pursuant to paragraph (1) above under the caption “—Conversion Rights—Conversion Rate Adjustments—Generally” that becomes effective, or any event requiring such an adjustment to the conversion rate where the ex-dividend date or effective date, as applicable, of such event occurs, at any time during such period.

Fundamental Change Permits Noteholders to Require Us to Repurchase Notes

Generally

If a fundamental change occurs, then each noteholder will have the right, or the fundamental change repurchase right, to require us to repurchase its notes (or any portion thereof in an authorized denomination) for cash on a date, or the fundamental change repurchase date, of our choosing, which must be a business day that is no more than 35, nor less than 20, business days after the date we send the related fundamental change notice, as described below.

The repurchase price, or the fundamental change repurchase price, for a note tendered for repurchase will be the principal amount of such note plus accrued and unpaid interest on such note to, but excluding, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and (ii) the fundamental change repurchase price will not include accrued and unpaid interest on such note to, but excluding, the fundamental change repurchase date.

Notwithstanding anything to the contrary above, we may not repurchase any notes if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or before the fundamental change repurchase date (except in the case of an acceleration resulting from a default by us in the payment of the related fundamental change repurchase price and any related interest described above on the fundamental change repurchase date).

Notice of Fundamental Change

On or before the 20th calendar day after the effective date of a fundamental change, we will send to each noteholder notice of such fundamental change containing certain information set forth in the indenture, including the fundamental change repurchase date, the fundamental change repurchase price and the procedures noteholders must follow to tender their notes for repurchase. Substantially contemporaneously, we will issue a press release through such national newswire service as we then use containing the information set forth in the fundamental change notice.

Procedures to Exercise the Fundamental Change Repurchase Right

To exercise its fundamental change repurchase right with respect to a note, the holder thereof must deliver a notice, or a fundamental change repurchase notice, to the paying agent before the close of business on the business day immediately before the related fundamental change repurchase date (or such later time as may be required by law).

The fundamental change repurchase notice must contain certain information set forth in the indenture, including the certificate number of any physical notes to be repurchased, or must otherwise comply with the depositary procedures in the case of a global note.

A noteholder that has delivered a fundamental change repurchase notice with respect to a note may withdraw that notice by delivering a withdrawal notice to the paying agent at any time before the close of business on the business day immediately before the fundamental change repurchase date. The withdrawal notice must contain certain information set forth in the indenture, including the certificate number of any physical notes with respect to which the withdrawal notice is being delivered, or must otherwise comply with the depositary procedures in the case of a global note.

Notes to be repurchased must be delivered to the paying agent (in the case of physical notes) or the depositary procedures must be complied with (in the case of global notes) for the holder of those notes to be entitled to receive the fundamental change repurchase price.

Compliance with Securities Laws

We will comply with all federal and state securities laws in connection with a repurchase following a fundamental change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such repurchase in the manner described above. However, to the extent that our obligations to offer to repurchase and to repurchase notes pursuant to the provisions described above conflict with any law or regulation that is applicable to us and enacted after the date we initially issued the notes, our compliance with such law or regulation will not be considered to be a default of those obligations.

Consolidation, Merger and Asset Sale

We will not consolidate with or merge with or into, or (directly, or indirectly through one or more of our subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of us and our subsidiaries, taken as a whole, to another person, or a business combination event, unless:

•	the resulting, surviving or transferee person is us or, if not us, is a corporation, or the successor corporation, duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the trustee, at or before the effective time of such business combination event, a supplemental indenture) all of our obligations under the indenture and the notes; and

•	immediately after giving effect to such business combination event, no default or event of default will have occurred and be continuing.

At the effective time of a business combination event that complies with the provisions described above, the successor corporation (if not us) will succeed to, and may exercise every right and power of, us under the indenture and the notes, and, except in the case of a lease, the predecessor company will be discharged from its obligations under the indenture and the notes.

Events of Default

Generally

An “event of default” means the occurrence of any of the following:

1)	a default in the payment when due (whether at maturity, upon redemption or repurchase upon fundamental change or otherwise) of the principal of, or the redemption price or fundamental change repurchase price for, any note;

2)	a default for 30 days in the payment when due of interest on any note;

3)	our failure to deliver, when required by the indenture, a fundamental change notice or a notice of a make-whole fundamental change pursuant to the provisions described above under the caption “—Conversion Rights— Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change—Notice of Make-Whole Fundamental Change;”

4)	a default in our obligation to convert a note in accordance with the indenture upon the exercise of the conversion right with respect thereto;

5)	a default in our obligations described above under the caption “—Consolidation, Merger and Asset Sale”;

6)	a default in any of our obligations or agreements under the indenture or the notes (other than a default set forth in paragraphs (1), (2), (3), (4) or (5) above) where such default is not cured or waived within 60 days after notice to us by the trustee, or to us and the trustee by holders of at least 25% of the aggregate principal amount of notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “notice of default”;

7)	a default by us or any of our subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $10,000,000 (or its foreign currency equivalent) in the aggregate of us or any of our subsidiaries, whether such indebtedness existed as of the date we first issued the notes or is thereafter created, where such default:

•	constitutes a failure to pay the principal of, or premium or interest on, any of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; or

•	results in such indebtedness becoming or being declared due and payable before its stated maturity,

in each case where such default is not cured or waived within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% of the aggregate principal amount of notes then outstanding;

8)	one or more final judgments being rendered against us or any of our subsidiaries for the payment of at least $10,000,000 (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished; and

9)	certain events of bankruptcy, insolvency and reorganization with respect to us or any of our “significant subsidiaries” (as defined below under the caption “—Definitions”).

Acceleration

If an event of default described in paragraph (9) above occurs with respect to us (and not solely with respect to a significant subsidiary of ours), then the principal amount of, and all accrued and unpaid interest on, all of the notes then outstanding will immediately become due and payable without any further action or notice by any person. If an event of default (other than an event of default described in paragraph (9) above with respect to us and not solely with respect to a significant subsidiary of ours) occurs and is continuing, then, except as described below under the caption “—Special Interest as Sole Remedy for Certain Reporting Defaults,” the trustee, by notice to us, or noteholders of at least 25% of the aggregate principal amount of notes then outstanding, by notice to us and the trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the notes then outstanding to become due and payable immediately.

Noteholders of a majority in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may, on behalf of all noteholders, rescind any acceleration of the notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing events of default (except the non-payment of principal of, or interest on, the notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereto.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), then the court could disallow recovery of any such portion.

Waiver of Past Defaults

An event of default pursuant to paragraph (1), (2), (4) or (6) above (that, in the case of paragraph (6) only, results from a default under any covenant that cannot be amended without the consent of each affected noteholder), and a default that could lead to such an event of default, can be waived only with the consent of each affected noteholder. Each other default or event of default may be waived, on behalf of all noteholders, by noteholders of a majority in aggregate principal amount of the notes then outstanding.

Notice of Defaults

If a default or event of default occurs and is continuing, then we will promptly notify the trustee, setting forth what action we are taking or propose to take with respect thereto. We must also provide the trustee annually with a certificate as to whether any defaults or events of default have occurred and are continuing. If a default or event of default occurs and is continuing and is known to the trustee, then the trustee must notify the noteholders of the same within 90 days after it occurs or, if it is not known to the trustee at such time, promptly (and in any event within 10 business days) after it becomes known to a responsible officer of the trustee. However, except in the case of a default or event of default in the payment of the principal of, or interest on, any note, the trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the noteholders.

Limitation on Suits; Absolute Rights of Noteholders

Except with respect to the rights referred to below, no noteholder may pursue any remedy with respect to the indenture or the notes, unless:

•	such noteholder has previously delivered to the trustee notice that an event of default is continuing;

•	noteholders of at least 25% in aggregate principal amount of the notes then outstanding deliver a written request to the trustee to pursue such remedy;

•	such noteholder(s) offer and, if requested, provide to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense to the trustee that may result from the trustee’s following such request;

•	the trustee does not comply with such request within 60 calendar days after its receipt of such request and such offer of security or indemnity; and

•	during such 60 calendar day period, noteholders of a majority in aggregate principal amount of the notes then outstanding do not deliver to the trustee a direction that is inconsistent with such request.

However, notwithstanding anything to the contrary, but without limiting the provisions described in the third paragraph under the caption “—Modification and Amendment,” the right of each holder of a note to bring suit for the enforcement of any payment or delivery, as applicable, of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the consideration due upon conversion of, such note on or after the respective due dates therefor, will not be impaired or affected without the consent of such holder.

Noteholders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law, the indenture or the notes, or that, subject to the terms of the indenture, the trustee determines may be unduly prejudicial to the rights of other noteholders or may involve the trustee in liability, unless the trustee is offered security and indemnity satisfactory to the trustee against any loss, liability or expense to the trustee that may result from the trustee’s following such direction.

Default Interest

Payments of any amounts due on the notes that are not made when due will accrue interest at a rate per annum equal to the stated interest on the notes.

Special Interest as Sole Remedy for Certain Reporting Defaults

Notwithstanding anything to the contrary described above, we may elect that the sole remedy for any event of default, or a reporting event of default, pursuant to paragraph (6) above arising from our failure to comply with our obligations described below under the caption “—Exchange Act Reports” will, for each of the first 180 calendar days on which a reporting event of default has occurred and is continuing, consist exclusively of the accrual of special interest on the notes. If we have made such an election, then (i) the notes will be subject to acceleration as described above on account of the relevant reporting event of default from, and including, the 181st calendar day on which a reporting event of default has occurred and is continuing or if we fail to pay any accrued and unpaid special interest when due; and (ii) special interest will cease to accrue on any notes from, and including, such 181st calendar day.

Any special interest that accrues on a note will be payable on the same dates and in the same manner as the stated interest on such note and will accrue at a rate per annum equal to 0.25% of the principal amount thereof for the first 90 days on which special interest accrues and, thereafter, at a rate per annum equal to 0.50% of the principal amount thereof. However, in no event will special interest, together with any additional interest that accrues pursuant to the provisions described below under the caption “—Registration Rights; Additional Interest,” accrue on any day on a note at a combined rate per annum that exceeds 0.50%. For the avoidance of doubt, any special interest that accrues on a note will be in addition to the stated interest that accrues on such note and, subject to the preceding sentence, in addition to any additional interest that accrues on such note.

To make the election to pay special interest as described above, we must provide notice of such election to noteholders before the date on which each reporting event of default first occurs. The notice will also, among other things, briefly describe the periods during which and rate at which special interest will accrue and the circumstances under which the notes will be subject to acceleration on account of such reporting event of default.

For the avoidance of doubt, if the Company’s failure to file or furnish a report as described below under the caption “—Exchange Act Reports” within the time period specified in that section results in a default or a reporting event of default, such default or reporting event of default will be cured by the subsequent filing or furnishing of such report.

Modification and Amendment

We and the trustee may, with the consent of holders of a majority in aggregate principal amount of the notes then outstanding, amend or supplement the indenture or the notes or waive compliance with any provision of the indenture or the notes. However, without the consent of each affected noteholder, no amendment or supplement to the indenture or the notes, or waiver of any provision of the indenture or the notes, may:

•	reduce the principal, or extend the stated maturity, of any note;

•	reduce the redemption price or fundamental change repurchase price for any note or change the times at which, or the circumstances under which, the notes may or will be redeemed or repurchased by us;

•	reduce the rate, or extend the time for the payment, of interest on any note;

•	make any change that adversely affects the conversion rights of any note;

•	impair the absolute rights of any holder of a note to bring suit for the enforcement of any payment or delivery, as applicable, of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the consideration due upon conversion of, such note on or after the respective due dates therefor;

•	change the ranking of the notes;

•	make any note payable in money, or at a place of payment, other than that stated in the indenture or the note;

•	reduce the amount of notes whose holders must consent to any amendment, supplement, waiver or other modification; or

•	make any direct or indirect change to any amendment, supplement, waiver or modification provision of the indenture or the notes that requires the consent of each affected noteholder.

For the avoidance of doubt, pursuant to the first four bullet points above, no amendment or supplement to the indenture or the notes, or waiver of any provision of the indenture or the notes, may change the amount or type of consideration due on any note (whether on an interest payment date, redemption date, fundamental change repurchase date or the maturity date or upon conversion, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected noteholder.

Notwithstanding anything to the contrary above, we and the trustee may amend or supplement the indenture or the notes without the consent of any noteholder to:

•	cure any ambiguity or correct any omission, defect or inconsistency in the indenture or the notes;

•	add guarantees with respect to our obligations under the indenture or the notes;

•	secure the notes;

•	add to our covenants or events of default for the benefit of noteholders or surrender any right or power conferred on us;

•	provide for the assumption of our obligations under the indenture and the notes pursuant to, and in compliance with, the provisions described above under the caption “—Consolidation, Merger and Asset Sale”;

•	enter into supplemental indentures pursuant to, and in accordance with, the provisions described above under the caption “—Conversion Rights—Effect of Common Stock Change Event” in connection with a common stock change event;

•	evidence or provide for the acceptance of the appointment of a successor trustee;

•	conform the provisions of the indenture and the notes to the “Description of Notes” section of the preliminary offering memorandum, dated May 19, 2020, as supplemented by the related pricing term sheet, dated May 20, 2020;

•	provide for or confirm the issuance of additional notes pursuant to the indenture;

•	comply with any requirement of the SEC in connection with any qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended and then in effect; or

•	make any other change to the indenture or the notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of noteholders, as such, in any material respect.

Exchange Act Reports

We will send to the trustee copies of all reports that we are required to file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within 15 calendar days after the date that we are required to so file or furnish the same (after giving effect to all applicable grace periods under the Exchange Act). However, we need not send to the trustee any material for which we have received, or are seeking in good faith and have not been denied, confidential treatment by the SEC. Any report that we file with or furnish to the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the trustee at the time such report is so filed or furnished via the EDGAR system (or such successor). Upon the request of any noteholder, the trustee will provide to the noteholder a copy of any report that we have sent the trustee pursuant to the provisions described above, other than a report that is deemed to be sent to the trustee pursuant to the preceding sentence.

Rule 144A Information

If we are not subject to Section 13 or 15(d) of the Exchange Act at any time when any notes or shares of common stock issuable upon conversion of the notes are outstanding and constitute “restricted securities” (as defined in Rule 144 under the Securities Act), then we (or our successor) will promptly provide, to the trustee and, upon written request, to any holder, beneficial owner or prospective purchaser of such notes or shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such notes or shares pursuant to Rule 144A under the Securities Act. We (or our successor) will take such further action as any holder or beneficial owner of such notes or shares may reasonably request to enable such holder or beneficial owner to sell such notes or shares pursuant to Rule 144A under the Securities Act.

Registration Rights; Additional Interest

Registration Rights

We and the initial purchasers are parties to a registration rights agreement, dated as of May 26, 2020, or the registration rights agreement, with respect to the notes, which provides the selling securityholders with certain registration rights. Pursuant to the registration rights agreement, we have agreed to use our reasonable efforts to keep the shelf registration statement of which this prospectus is a part continuously effective until the earlier of (i) the 60th trading day immediately following the maturity date (subject to extension for any suspension of the effectiveness of the registration statement during the 60 trading days immediately following the maturity date) and (ii) the date on which no notes or shares of our common stock issued upon conversion of the notes are outstanding and constitute “restricted securities” (as defined in Rule 144 under the Securities Act).

We may suspend the effectiveness of the registration statement of which this prospectus is a part or the use of this prospectus or any related prospectus supplement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We will provide a suspension notice to holders in connection with each such suspension, but the suspension notice need not specify the nature of the event giving rise to the suspension. Each holder, by its acceptance of the notes, agrees to hold each such suspension notice, if any, that we deliver in confidence. Except in the case of a suspension period as the result of filing a post-effective amendment solely to add additional selling security holders, no suspension period may exceed an aggregate of:

•	30 days in any calendar quarter; or

•	60 days in any calendar year.

Each of the following events is a “registration default” under the registration rights agreement:

•	we have not, through our omission, named a holder as a selling securityholder in this prospectus or any related prospectus supplement, or in a post-effective amendment to the registration statement of which this prospectus is a part, within the required time periods as described below; or

•	the registration statement of which this prospectus is a part ceases to be effective, or is not usable, and we do not cure the lapse of effectiveness or usability within 10 business days by a post-effective amendment, prospectus supplement or report filed under the Exchange Act (other than (1) in the case of a permitted suspension period described in the preceding paragraph or (2) in the case of a suspension of the registration statement as a result of the filing of a post-effective amendment solely to add additional selling securityholders).

If a registration default occurs, additional interest will accrue on the notes from, and including, the day on which such registration default occurs to, but excluding, the earlier of (1) the day on which such registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. The additional interest will be payable on the same dates and in the same manner as the stated interest on the notes and will accrue at a rate per annum equal to:

•	0.25% of the principal amount of the notes for the first 90 days beginning on, and including, the date on which such registration default occurs; and

•	0.50% of the principal amount of the notes thereafter;

provided, however, in no event will additional interest, together with any special interest that accrues pursuant to the provisions described above under the caption “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults,” accrue on any day on a note at a combined rate per annum that exceeds 0.50%. For the avoidance of doubt, any additional interest that accrues on a note will be in addition to the stated interest that accrues on such note and, subject to the preceding sentence, in addition to any special interest that accrues on such note.

We will not pay additional interest on any note after it has been converted into shares of our common stock. If a note ceases to be outstanding during the continuance of a registration default, we will prorate the additional interest to be paid with respect to that note. However, if a registration default exists on the maturity date for the notes, then, in addition to any additional interest otherwise payable, we will make a cash payment to each holder of notes of an amount equal to 3% of the principal amount of notes outstanding and held by such holder as of the close of business on the business day immediately before the maturity date. For purposes of the preceding sentence, notes that have been converted with a conversion date that is on or after December 1, 2024 and on or before the second business day immediately preceding the maturity date will be considered to be outstanding for purposes of the preceding sentence (other than with respect to any notes for which the shares issuable upon conversion of such notes have been sold pursuant to the registration statement). Accordingly, and for the avoidance of doubt, if a registration default exists on the maturity date, the payment described in the preceding two sentences will be payable on all notes outstanding as of the close of business on the business day immediately before the maturity date and on all notes converted with a conversion date that is on or after December 1, 2024 and on or before the second business day immediately preceding the maturity date (other than with respect to any notes for which the shares issuable upon conversion of such notes have been sold pursuant to the registration statement).

A holder who elects to sell securities pursuant to the registration statement of which this prospectus is a part is:

•	required to be named as a selling securityholder in this prospectus or any related prospectus supplement;

•	required to deliver this prospectus and any related prospectus supplement(s) to purchasers;

•	subject to the civil liability provisions under the Securities Act in connection with any sales pursuant to the registration statement of which this prospectus is a part; and

•	subject to the provisions of the registration rights agreement, including the indemnification provisions.

The plan of distribution included this prospectus permits resales of the notes and underlying shares of common stock by selling securityholders through brokers and dealers. However, in no event may such resales take the form of an underwritten offering without our prior agreement.

Upon receipt of a completed questionnaire from a holder, together with any other information we may reasonably request from the holder, we will, as promptly as practicable but in no event later than the 15th day after such receipt, file any supplements to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part as may be necessary to permit such holder to be able to sell its notes and underlying shares pursuant to the registration statement, subject to our right to suspend the use of this prospectus and provided that we will not be obligated to file more than one such supplement or post-effective amendment in any 30-day period. We will pay additional interest described above to the applicable holder if we fail to make the filing in the time periods required.

Discharge

Subject to the terms of the indenture, our obligations under the indenture will be discharged if we deliver all outstanding notes to the trustee for cancellation, or if all outstanding notes have become due and payable (including upon conversion, if the consideration due upon such conversion has been determined) and we have irrevocably deposited with the trustee, or caused to be delivered to noteholders, sufficient cash or other consideration to satisfy all such amounts that have become due and payable.

Calculations

Except as otherwise provided in the indenture, we will be responsible for making all calculations called for under the indenture or the notes, including determinations of the last reported sale price, accrued interest on the notes and the conversion rate. We will make all calculations in good faith, and, absent manifest error, our calculations will be final and binding on all noteholders. We will provide a schedule of our calculations to the trustee, and the trustee will promptly forward a copy of each such schedule to any noteholder upon written request.

Trustee

The trustee under the indenture is U.S. Bank National Association. The trustee assumes no responsibility for the accuracy or completeness of the information contained in this prospectus or the related documents. The trustee and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of business.

Notices

We will send all notices or communications to noteholders pursuant to the indenture in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the noteholders’ respective addresses shown on the register for the notes. However, in the case of global notes, we are permitted to send notices or communications to noteholders pursuant to the depositary procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such noteholders in writing.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of ours, as such, will have any liability for any obligations of ours under the indenture or the notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any note, each noteholder will be deemed to waive and release all such liability, and such waiver and release are part of the consideration for the notes.

Governing Law; Waiver of Jury Trial

The indenture and the notes are, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be, governed by and construed in accordance with the laws of the state of New York. The indenture provides that we and the trustee will irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or the transactions contemplated by the indenture or the notes.

Submission to Jurisdiction

Any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated by the indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York, or collectively, the specified courts, and each party will be deemed to irrevocably submit to the non-exclusive jurisdiction of those courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to any party’s address as provided in the indenture will be effective service of process for any such suit, action or proceeding brought in any such court. Each of us, the trustee and each noteholder (by its acceptance of any note) will be deemed to irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the specified courts and to irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Definitions

“Board of directors” means our board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York (or, for purposes of the provision described in the last sentence under the caption “—Payments on the Notes” above, the applicable place of payment) is authorized or required by law or executive order to close or be closed.

“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.

“Close of business” means 5:00 p.m., New York City time.

“Conversion price” means, as of any time, an amount equal to (i) $1,000 divided by (ii) the conversion rate in effect at such time.

“Conversion rate” initially means 41.8261 shares of our common stock per $1,000 principal amount of notes, which amount is subject to adjustment as described above under the caption “—Conversion Rights.” Whenever in this prospectus we refer to the conversion rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the conversion rate immediately after the close of business on such date.

“Depositary procedures” means, with respect to any transfer, exchange or transaction involving a global note or any beneficial interest therein, the rules and procedures of the depositary applicable to such transfer, exchange or transaction.

“DTC” means The Depository Trust Company or its successor.

“Ex-dividend date” means, with respect to an issuance, dividend or distribution on our common stock, the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fundamental change” means any of the following events:

(i)	a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than us or our “wholly owned subsidiaries” (as defined below), or any employee benefit plans of ours or our wholly owned subsidiaries, files any report with the SEC indicating that such person or group, has become the direct or indirect “beneficial owner” (as defined below) of shares of our common stock representing more than 50% of the voting power of all of our common stock;

(ii)	the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange, combination, reclassification or recapitalization of us pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of our common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a fundamental change pursuant to this clause (ii);

(iii)	our stockholders approve any plan or proposal for our liquidation or dissolution; or

(iv)	our common stock ceases to be listed on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (i) or (ii) above will not constitute a fundamental change if at least 90% of the consideration received or to be received by the holders of our common stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a common stock change event whose reference property consists of such consideration.

For the purposes of this definition, (x) any transaction or event described in both clause (i) and in clause (ii)(1) or (2) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso); and (y) whether a person is a “beneficial owner” whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Holder” and “noteholder” mean a person in whose name a note is registered in the register for the notes.

“Last reported sale price” of our common stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of our common stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is then listed. If our common stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of our common stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted on such trading day, then the last reported sale price will be the average of the mid-point of the last bid price and the last ask price per share of our common stock on such trading day from each of at least three nationally recognized independent investment banking firms we select.

“Make-whole fundamental change” means (i) a fundamental change (determined after giving effect to the proviso immediately after clause (iv) of the definition thereof, but without regard to the proviso to clause (ii)(2) of such definition); or (ii) the sending of any notice of redemption pursuant to the provisions described above under the caption “—Optional Redemption.”

“Make-whole fundamental change conversion period” has the following meaning:

(i)	in the case of a make-whole fundamental change pursuant to clause (i) of the definition thereof, the period from, and including, the make-whole fundamental change effective date of such make-whole fundamental change to, and including, the 35th trading day after such make-whole fundamental change effective date (or, if such make-whole fundamental change also constitutes a fundamental change, to, but excluding, the related fundamental change repurchase date); and

(ii)	in the case of a make-whole fundamental change pursuant to clause (ii) of the definition thereof, the period from, and including, the date we send the redemption notice for the related redemption to, and including, the business day immediately before the related redemption date.

“Make-whole fundamental change effective date” means (i) with respect to a make-whole fundamental change pursuant to clause (i) of the definition thereof, the date on which such make-whole fundamental change occurs or becomes effective; and (ii) with respect to a make-whole fundamental change pursuant to clause (ii) of the definition thereof, the applicable “redemption notice date” (as defined below).

“Market disruption event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which our common stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

“Maturity date” means June 1, 2025.

“Open of business” means 9:00 a.m., New York City time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”

“Redemption notice date” means, with respect to a redemption, the date on which we send the related redemption notice pursuant to the provisions described above under the caption “—Optional Redemption.”

“Scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “scheduled trading day” means a business day.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant subsidiary” of any person means any subsidiary of that person that constitutes, or any group of subsidiaries of that person that, in the aggregate, would constitute, a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that person.

“Stock price” has the following meaning for any make-whole fundamental change: (i) if the holders of our common stock receive only cash in consideration for their shares of common stock in such make-whole fundamental change and such make-whole fundamental change is pursuant to clause (ii) of the definition of “fundamental change,” then the stock price is the amount of cash paid per share of our common stock in such make-whole fundamental change; and (ii) in all other cases, the stock price is the average of the last reported sale prices per share of common stock for the five consecutive trading days ending on, and including, the trading day immediately before the make-whole fundamental change effective date of such make-whole fundamental change.

“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Trading day” means any day on which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded; and (ii) there is no “market disruption event” (as defined above in this “—Definitions” section). If our common stock is not so listed or traded, then “trading day” means a business day.

“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.

Book Entry, Settlement and Clearance

Global Notes

The notes were initially issued in the form of one or more notes registered in the name of Cede & Co., as nominee of DTC, without interest coupons, or the global notes, and were deposited with the trustee as custodian for DTC.

Only persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants may own beneficial interests in a global note. We expect that, under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in a global note will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Book-Entry Procedures for Global Notes

All interests in a global note are subject to the operations and procedures of DTC. Accordingly, you must allow for sufficient time in order to comply with those operations and procedures if you wish to exercise any of your rights with respect to the notes. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of us, the trustee or any of the initial purchasers will be responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s book-entry system is also available to other “indirect participants,” such as banks, brokers, dealers and trust companies, who directly or indirectly clear through or maintain a custodial relationship with a DTC participant. Purchasers of notes who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a noteholder under the indenture.

Payments on any global notes will be made to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

A global note will be exchanged, pursuant to customary procedures, for one or more physical notes only if:

•	DTC notifies us or the trustee that it is unwilling or unable to continue as depositary for such global note or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days of such notice or cessation;

•	an event of default has occurred and is continuing and we, the trustee or the registrar has received a written request from DTC, or from a holder of a beneficial interest in such global note, to exchange such global note or beneficial interest, as applicable, for one or more physical notes; or

•	we, in our sole discretion, permit the exchange of any beneficial interest in such global note for one or more physical notes at the request of the owner of such beneficial interest.

SELLING SECURITYHOLDERS

Convertible Senior Notes and Underlying Shares of Common Stock

On May 20, 2020, we entered into a purchase agreement, or the purchase agreement, with Jefferies LLC and SVB Leerink LLC, as representatives of the several initial purchasers named therein, pursuant to which we issued $115,000,000 aggregate principal amount of our 3.00% Convertible Senior Notes due 2025, or the notes, on May 26, 2020. The notes were issued pursuant to, and are governed by, an indenture, or the indenture, dated as of May 26, 2020, between us and U.S. Bank National Association, as trustee. The notes are convertible at the option of the holder into shares of our common stock, together, if applicable, with cash in lieu of any fractional share, at any time before the close of business on the scheduled trading day immediately before the maturity date at the then-applicable conversion rate. The notes were initially convertible at a rate of 41.8261 shares per $1,000 principal amount of notes, which represented an initial conversion price of approximately $23.91 per share. The conversion rate and conversion price are subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time. As previously reported, on November 12, 2021, we repurchased approximately $100.7 million principal amount of notes for an aggregate cash repurchase price of approximately $351.1 million, which included accrued and unpaid interest on the repurchased notes.

Information about certain of our securityholders, or the Note Selling Securityholders, who may from time to time offer and sell notes or shares of our common stock issuable upon conversion of the notes, or Note Conversion Shares, pursuant to this prospectus, where applicable, including their identities, the principal amount of notes or number of shares of common stock owned by each Note Selling Securityholder prior to the offering, the principal amount of notes or number of Note Conversion Shares to be offered by each Note Selling Securityholder and the principal amount of notes or number shares of common stock to be owned by each Note Selling Securityholder after completion of the offering, will be set forth in an applicable prospectus supplement, post-effective amendment, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement or other filing will also disclose whether any of the Note Selling Securityholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The Note Selling Securityholders may not sell any notes or Note Conversion Shares pursuant to this prospectus until we have identified such Note Selling Securityholders and the notes or Note Conversion Shares being offered for resale by such Note Selling Securityholders in a subsequent prospectus supplement. However, the Note Selling Securityholders may sell or transfer all or a portion of their notes or Note Conversion Shares pursuant to any available exemption from the registration requirements of the Securities Act.

Common Stock and Common Stock Upon Conversion of Series C Convertible Preferred Stock

On October 1, 2020, or the Series C closing date, we issued and sold for an aggregate purchase price of $275.0 million (i) 250,000 shares of our newly designated 4.0% Series C Convertible Preferred Stock, par value $0.001 per share, or the Series C Convertible Preferred Stock, at a price of $1,000 per share, or an aggregate purchase price of $250.0 million, and (ii) 675,536 shares of our common stock for an aggregate purchase price of $25.0 million to investment vehicles of funds affiliated with Blackstone Inc., or Blackstone, pursuant to a securities purchase agreement, dated August 24, 2020, or the Series C securities purchase agreement.

The Series C Convertible Preferred Stock is convertible at the holder’s option, in whole or in part, into fully paid and non-assessable shares of common stock at a conversion price equal to $38.6152 per share, subject to certain customary adjustments in the event of certain adjustments to the common stock. We may, at our option, require conversion of all of the outstanding shares of the Series C Convertible Preferred Stock to common stock if, for at least 20 trading days during the 30 consecutive trading days immediately preceding the date we notify the holders of the election to convert, the closing price of our common stock is at least 150% of the conversion price.

On February 5, 2021, the purchasers converted an aggregate of 50,000 shares of Series C Convertible Preferred Stock, which resulted in the issuance of an aggregate of 1,312,860 shares of the Company’s common stock to the purchasers. Further, since the date of the initial acquisition, the purchasers have sold an aggregate of 222,140 shares of common stock.

For purposes of this prospectus, the selling securityholders include the holders set forth in the table below, as may be amended or supplemented, and their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of its interests, or the Preferred selling securityholders. The Preferred selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock owned or issuable upon conversion of shares of the Series C Convertible Preferred Stock, but is not obligated to do so. The Preferred selling securityholders may sell all, some or none of their shares pursuant to this prospectus. See “Plan of Distribution.” The following table sets forth certain information as of December 1, 2023 concerning the shares of common stock that may be offered from time to time by the Preferred selling securityholders under this prospectus. The information set forth below is based on information provided by or on behalf of Preferred selling securityholders. In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on the initial shares issued and an assumed conversion of all of the Series C Convertible Preferred Stock as of the date of this prospectus, and a conversion price of $38.6152 per share of Series C Convertible Preferred Stock. The number of shares of common stock into which the Series C Convertible Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock and beneficially owned and offered by the Preferred selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the below table. The percentage of shares of common stock beneficially owned before and after the offering is based on (i) 48,963,717 shares of common stock outstanding as of December 1, 2023, (ii) the assumed conversion as of the date of this prospectus of all shares of Series C Convertible Preferred Stock outstanding as of December 1, 2023 into 5,876,378 shares of common stock and (iii) no conversion as of the date of this prospectus of any of the notes outstanding. Because the Preferred selling securityholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the Preferred selling securityholders will hold upon consummation of any such sales. In addition, since the date on which the Preferred selling securityholders provided this information to us, such Preferred selling securityholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

Information about the Preferred selling securityholders may change over time. Any changed or new information given to us by the Preferred selling securityholders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and to the extent necessary.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (on an As-Converted Basis)		Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering (on an As-Converted Basis)	Number of Shares of Common Stock that May be Offered Hereby		Number of Shares of Common Stock Beneficially Owned After Sale of Shares that May be Offered Hereby(1)	Percentage of Outstanding Shares of Common Stock Beneficially Owned After Sale of Shares that May be Offered Hereby(1)
Blackstone Freeze Parent L.P.	6,185,424	(2)	11.3%	6,185,424	(3)	—	—
Blackstone Tactical Opportunities Fund – FD L.P.	144,350	(2)	*	144,350	(3)	—	—

*	Less than 1%.

(1)	The Preferred selling securityholders have not informed us, and we do not know, when or in what amounts the Preferred selling securityholders may offer for sale the initial shares or the Preferred Conversion Shares pursuant to this offering. For purposes of this table, we have assumed that the Preferred selling securityholders will have sold all of the initial shares and the Preferred Conversion Shares covered by this prospectus upon the completion of this offering.

(2)	Represents: (x) 443,057 shares of common stock and 195,439 shares of Series C Preferred Stock, which are convertible into 5,742,367 shares of common stock, directly held by Blackstone Freeze Parent L.P. and (y) 10,339 shares of common stock and 4,561 shares of Series C Preferred Stock, which are convertible into 134,011 shares of common stock, directly held by Blackstone Tactical Opportunities Fund – FD L.P.

Blackstone Tactical Opportunities Associates III – NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund – FD L.P. BTO DE GP – NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. Blackstone Holdings II L.P. is the managing member of BTO DE GP – NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

BTO Holdings Manager L.L.C. is the general partner of Blackstone Freeze Parent L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the sole member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of the entities listed in this footnote and Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(3)	Does not include any dividends paid-in-kind on shares of Series C Preferred Stock after the date of this prospectus.

Pursuant to the Series C securities purchase agreement, Blackstone Freeze Parent L.P. (f/k/a BTO Freeze Parent L.P.) has the right to nominate for election one member to our Board of Directors for so long as it, together with certain permitted transferees, holds 66.67% of the Series C Convertible Preferred Stock issued on the Series C closing date. Ram Jagannath was designated by Blackstone Freeze Parent L.P. (f/k/a BTO Freeze Parent L.P.) to be appointed to the Board of Directors in accordance with the terms and conditions of the Series C securities purchase agreement on the Series C closing date.

Except for the transactions referred to herein and in documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, none of the selling securityholders has, or within the last three years has had, any position, office or other material relationship (legal or otherwise) with us or any of our subsidiaries other than as a holder of our securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO THE NOTES

The following is a discussion of certain material United States federal income tax consequences relating to (i) the purchase, ownership and disposition or conversion of the notes, and (ii), following a conversion, the ownership and disposition of the common stock into which the notes have been converted. This discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, or the Treasury Regulations, other U.S. federal income tax authorities, and administrative and judicial interpretations thereof, all as of the date hereof, all of which are subject to differing interpretations, and all of which are subject to change, possibly on a retroactive basis. The Company has not sought, and will not seek a ruling from the Internal Revenue Service, or IRS, regarding the consequences addressed in this discussion. Accordingly, no assurance can be given that the IRS will not challenge the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion does not provide a complete analysis of all potential U.S. federal income tax considerations. The discussion applies only to beneficial owners of the notes, or our common stock into which the notes are converted, who (i) purchase such notes from the selling securityholders pursuant to this prospectus, and (ii) hold the notes and, following a conversion of such notes, our common stock, in each instance as “capital assets” within the meaning of Code § 1221 (generally, property held for investment).

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (e.g., a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, this discussion is not intended to cover all categories of beneficial owners, some of which may be subject to special rules (such as partnerships and pass-through entities and investors in such entities; dealers in securities; traders in securities that elect to use a mark-to-market method of tax accounting; banks; thrifts; financial institutions; regulated investment companies; real estate investment trusts; insurance companies; tax-exempt entities; employee stock ownership plans; tax-deferred or other retirement accounts; certain former citizens or former long-term residents of the United States; controlled foreign corporations; foreign personal holding companies; corporations that accumulate earnings to avoid U.S. federal income tax; persons holding notes or common stock as part of a hedging, conversion or integrated transaction or a straddle; persons deemed to sell notes or common stock under the constructive sale provisions of the Code; or persons required under Code § 451(b) to conform the timing of income accruals with respect to the notes to their financial statements). Furthermore, this discussion does not address the potential application of the Medicare contribution tax on net investment income imposed by Code § 1411, or the effect of alternative minimum tax provisions of the Code. Finally, this discussion does not address the effects of the tax laws of any state, local, or non-U.S. government, the U.S. federal estate and gift tax laws, or any applicable U.S. federal tax law other than income taxation.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of a note, or of the common stock acquired as a result of the conversion of a note, that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States,

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons (within the meaning of Code § 7701(a)(30)) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, or of common stock acquired as a result of the conversion of a note, the tax treatment of the partnership and of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note, or of common stock acquired as a result of the conversion of a note, that is a partnership, and partners in such partnership, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of, or converting, such note or owning and disposing of common stock, as applicable.

U.S. Holders

The following discussion is limited to certain U.S. federal income tax consequences relevant to a U.S. holder.

Taxation of Interest

The notes were originally issued at par and therefore without original issue discount. U.S. holders will be required to recognize, as ordinary income, any stated interest received or accrued on the notes, in accordance with their regular method of tax accounting for U.S. federal income tax purposes.

Market Discount

A U.S. holder that purchases a note from the selling securityholders pursuant to this prospectus for an amount that is less than its stated principal amount may be treated as acquiring such note with “market discount.” Subject to a de minimis exception, the “market discount” on a note will equal the amount, if any, by which its stated principal amount exceeds the U.S. holder’s adjusted tax basis in the note immediately after its acquisition.

If a U.S. holder acquires a note at a market discount and does not elect to include market discount in income as it accrues, such U.S. holder will generally be required to treat any gain recognized on a sale, exchange, redemption or other taxable disposition of the note as ordinary income to the extent of accrued market discount on such note at the time of such sale, exchange, redemption or other taxable disposition. In addition, such U.S. holder may be required to include accrued market discount in income upon a disposition of a note in certain otherwise non-taxable transactions as if such U.S. holder sold the note for its fair market value. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note or, at the U.S. holder’s election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made and may not be revoked. A U.S. holder that acquires a note at a market discount and does not elect to include market discount in income as it accrues, may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

A U.S. holder may elect to include market discount in income on a current basis as it accrues over the remaining term of the note (on either a ratable or constant-yield method). Once made, this election applies to all market discount obligations acquired by such U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder makes such an election, the rules described above which treat gain realized on a note as ordinary income to the extent of accrued market discount and require deferral of certain interest deductions will not apply.

Generally, upon conversion of a note acquired at a market discount into shares of common stock, any market discount not previously included in income (including as a result of the conversion) will carry over to the common shares received in exchange for the note. Any such market discount that is carried over to shares of common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of such shares of common stock (including a deemed sale or disposition of a fractional share of common stock pursuant to a conversion). The market discount rules are complex and U.S. holders should consult their tax advisors regarding the application of these rules to their investment in the notes and the election to include market discount in income on a current basis, including with respect to the application of the market discount rules following a conversion of notes into shares of common stock.

Amortizable Bond Premium

If a U.S. holder purchases a note for an amount (excluding any amount attributable to the value of the conversion feature of the note) in excess of the stated principal amount, then such U.S. holder will be considered to have purchased the note with “bond premium” in an amount equal to such excess and may elect to amortize the bond premium allocable to an accrual period as an offset to qualified stated interest income allocable to such accrual period, using a constant yield method, over the term of the note, subject to certain limitations. A U.S. holder generally will not be able to amortize bond premium as an offset to a payment of additional interest (if any) on the notes described under “Description of Notes—Events of Default” and “Description of Notes—Rule 144 Resales; Registration Rights; Additional Interest.” Any such election to amortize bond premium generally applies to all taxable debt instruments held or subsequently acquired by such U.S. holder on or after the first day of the first taxable year to which the election applies and cannot be revoked without permission from the IRS. If a U.S. holder elects to amortize the bond premium, such U.S. holder will be required to reduce (but not below zero) its tax basis in the note by the amount of the bond premium amortized during such U.S. holder’s holding period. The rules regarding instruments purchased with amortizable bond premium are complex and, accordingly, prospective investors should consult their tax advisors concerning the application of such rules to the notes.

Additional Amounts

We may be required to make payments of additional amounts on a note in certain circumstances as described under “Description of Notes—Events of Default” and “Description of Notes—Rule 144 Resales; Registration Rights; Additional Interest” above. At the issuance of the notes, we took the position that the possible payment of such additional amounts will not subject the notes to the special rules governing contingent payment debt instruments under the applicable Treasury Regulations (which, if applicable, could materially and adversely affect the timing, amount, and character of income recognized with respect to the notes). Our determination that the notes are not contingent payment debt instruments, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position in the manner required by applicable Treasury Regulations. The IRS may take a position contrary to our position. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments and no additional amounts will be due. If, contrary to our expectations, we pay an additional amount, although it is not free from doubt, such additional amounts should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. holder’s regular method of tax accounting. U.S. holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments and the tax consequences of such additional payments in the event that they are paid.

Constructive Distributions to U.S. Holders of Notes

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock upon a conversion may increase such U.S. holders’ proportionate interests in our earnings and profits or assets. In that case, the U.S. holders of notes may be treated as though they received a taxable distribution, i.e., a taxable constructive distribution, even though they receive no cash. A taxable constructive distribution would result, for example, if the conversion rate is adjusted to compensate U.S. holders of notes for distributions of cash or property to our stockholders. However, not all changes in the conversion rate that result in U.S. holders of notes receiving more common stock on conversion increase such U.S. holders’ proportionate interests in our earnings and profits or assets. For instance, a change in conversion rate could simply prevent the dilution of the U.S. holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive taxable distributions.

Certain of the conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, the adjustment to the conversion rate of notes in connection with a make-whole fundamental change, as described under “Description of Notes—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change” above, also may be treated as a taxable constructive distribution. If an event occurs that dilutes the interests of stockholders, or increases the interests of U.S. holders of the notes, and the conversion rate of the notes is not adjusted (or is not adequately adjusted), then the resulting increase in the proportionate interests of U.S. holders of the notes also could be treated as a taxable constructive distribution to U.S. holders of the notes.

The amount of any taxable constructive distribution resulting from a change to, or failure to change (or adequately change) the conversion rate would be generally treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property, as described under “—Distributions” below. However, it is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received as described under “—Distributions” below. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not include any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding or otherwise), such backup withholding may be set off against and withheld from future payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock or sales proceeds received by or other funds or assets of such U.S. holder). Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such deemed distribution is treated as a dividend. U.S. holders are urged to consult their tax advisors on the impact a deemed distribution may have on their holding period in the notes.

Possible Effect of a Consolidation or Merger; Potential Deemed Exchange of Notes

In certain situations, we may consolidate or merge into another entity (as described above under “Description of Notes—Consolidation, Merger or Asset Sale”). Depending on the circumstances, a change in the obligor of the notes (or a change in other terms of the notes as described in “—Conversion of Notes” above) as a result of a consolidation or merger could result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences arising from any such consolidation or merger.

Sale, Exchange or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if the U.S. holder disposes of a note in a sale, exchange, redemption, or other taxable disposition (other than conversion of a note into shares, the U.S. federal income tax consequences of which are described under “—Conversion of Notes” below). In such a case, the U.S. holder’s gain or loss will equal the difference between (i) the amount realized by the U.S. holder (other than amounts attributable to accrued but unpaid interest, which will be treated as described above under “—Taxation of Interest”) and (ii) such U.S. holder’s adjusted tax basis in the note. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. holder’s adjusted tax basis in the note generally will equal the amount it paid for the note, increased by any market discount previously included in income with respect to the note, and decreased by any bond premium previously amortized by such U.S. holder with respect to the note, plus the amount, if any, included in income by the U.S. holder on an adjustment to the conversion rate of the note, as described in “—Constructive Distributions to U.S. Holders of Notes.”

Subject to the market discount rules discussed above under “—Market Discount,” the gain or loss recognized by the U.S. holder on the disposition of the note will be either (i) long-term capital gain or loss if, at the time of the transaction, the U.S. holder’s holding period of the note is more than one year, or (ii) short-term capital gain or loss if, at the time of the transaction, the U.S. holder’s holding period of the note is one year or less. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Conversion of Notes into Common Stock

Subject to the discussion above under “—Constructive Distributions” (regarding the possibility that certain adjustments to the conversion rate of a note may be treated as a taxable dividend), a U.S. holder generally will not recognize any income, gain, or loss upon the conversion of a note solely into shares of our common stock, except with respect to (i) cash received in lieu of a fractional share of common stock and (ii) the fair market value of any common stock attributable to accrued and unpaid interest, if any. The U.S. holder’s aggregate tax basis in the common stock received upon conversion of a note (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) will equal the U.S. holder’s adjusted tax basis in the note that was converted. The U.S. holder’s holding period in the common stock received (other than shares attributable to accrued and unpaid interest) will include the holding period in the converted note.

Gain or loss on the cash received in lieu of a fractional share of common stock will be equal to the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. Subject to the market discount rules discussed above under “—Market Discount,” any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss, if at the time of the conversion, the note has been held for more than one year.

The value of any portion of our common stock attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. holder, will be treated as described above under “—Taxation of Interest.” The basis in any shares of common stock attributable to accrued and unpaid interest not yet included in income would equal the fair market value of such shares when received. And the holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.

Distributions on Common Stock

If a U.S. holder acquires any of our common stock as a result of a conversion of a note, and if we thereafter make a distribution (other than certain pro rata distributions of our common stock) in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), then such distribution will be treated as a dividend and will be includible in a U.S. holder’s income at the time such holder is treated as receiving such distribution for U.S. federal income tax purposes. If the distribution exceeds our current and accumulated earnings and profits, then the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s adjusted tax basis in its common stock, and, to the extent the amount of the distribution exceeds the U.S. holder’s adjusted tax basis, such excess will be treated as capital gain from the sale or exchange of our common stock.

If the U.S. holder is a corporation, it may be able to claim a dividends-received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period and other requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders are eligible for the reduced rates applicable to long-term capital gains, provided that certain holding period requirements are satisfied.

Sale, Exchange, or Other Taxable Disposition of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, or other taxable disposition of our common stock. The U.S. holder’s gain or loss will equal the difference between (i) the amount realized and (ii) its adjusted tax basis in the common stock sold, exchanged, or disposed of. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock.

Subject to the discussion above under “—Market Discount,” the gain or loss recognized by a U.S. holder on a sale, exchange, or other taxable disposition of common stock will be (i) long-term capital gain or loss if, at the time of the transaction, the U.S. holder’s holding period in the common stock is more than one year, or (ii) short-term capital gain or loss if, at the time of the transaction, the U.S. holder’s holding period in the common stock is one year or less. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting for U.S. Holders

Payments of interest or dividends (including constructive dividends) to U.S. holders of notes or common stock and payments made to U.S. holders by a broker upon a sale of the notes or our common stock generally will be subject to information reporting unless the U.S. holder is an exempt recipient. In addition, payments of such amounts will be subject to backup withholding, unless the U.S. holder (1) provides the payor or applicable withholding agent with a correct taxpayer identification number, certifies that it is a U.S. person not subject to backup withholding, and otherwise timely complies with applicable certification requirements (e.g., IRS Form W-9 or applicable substitute form), or (2) certifies that it is an exempt recipient.

Backup withholding is not an additional tax. To the extent backup withholding is made respecting a payment to U.S. holder of notes or common stock, the amount so withheld will generally be allowed as a refund or can be credited against any U.S. federal income tax liability of the U.S. holder, provided the required information is timely furnished by the U.S. holder to the IRS.

Non-U.S. Holders

As used herein, the term “non-U.S. holder” is a beneficial owner of a note, or the common stock into which a note may be converted (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes), that is not a U.S. holder. The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder.

Taxation of Interest

Subject to the discussions of backup withholding and FATCA, below, interest received or accrued on the notes by a non-U.S. holder will generally be exempt, and will not be subject to United States federal income taxes or withholding if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder (discussed below), and (ii) such non-U.S. Holder:

•	does not actually or constructively (applying certain attribution rules) own shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is not a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership;

•	is not a bank receiving interest described in 881(c)(3)(A); and

•	appropriately certifies as to its foreign status.

A non-U.S. holder can generally meet the certification requirement mentioned in the last bullet point immediately above by timely providing a properly executed IRS tax form in the W-8 series (e.g., W-8BEN or W-8BEN-E) or appropriate substitute form to the applicable withholding agent. If the non-U.S. holder holds the note through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will generally be required to provide appropriate documentation to the financial institution or agent. Special certificate rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

Payments of interest to non-U.S. holders who or that do not qualify for an exemption pursuant to the rules set forth above will generally be subject to withholding tax at the rate of 30% at the time such amount is paid, unless the holder provides the withholding agent with either (i) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or similar form, claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (ii) a properly executed IRS Form W-8ECI (or similar form) stating that the interest paid on the note is not subject to withholding because it is effectively connected with the non-U.S. holder’s U.S. trade or business.

Sale, Exchange, Conversion, or Other Disposition of Notes or Common Stock

Subject to the discussions below regarding backup withholding and FATCA, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion, or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Taxation of Interest” above), unless any of the following is true:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (or, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Income or Gains Effectively Connected With a U.S. Trade or Business”;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S.-source capital losses, would be subject to a 30% tax (or lower applicable income tax treaty rate), even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA, described below, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, conversion, or other disposition by a non-U.S. holder of our notes or our common stock if we are, at any time within five years before the sale, exchange, redemption, conversion, or other disposition (or, if shorter, the non-U.S. holder’s holding period for the notes or common stock disposed of), a “United States real property holding corporation,” or USRPHC. In general, we would be a USRPHC if, during the applicable period, interests in U.S. real property comprised at least 50% of the fair market value of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends and Constructive Dividends

Subject to the discussion below regarding dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (see, “—Income or Gains Effectively Connected With a U.S. Trade or Business”), dividends paid to a non-U.S. holder on any common stock received on conversion of a note and any taxable constructive dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax on dividends (including any constructive dividends), however, may be reduced under the terms of an applicable income tax treaty. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. In the case of constructive dividends, because there may be no cash from which to withhold the required amount, withholding (including backup withholding) may be made from interest and payments upon conversion, repurchase or maturity of the notes or if any withholding taxes (including backup withholding) are paid on behalf of a non-U.S. holder, those withholding taxes may be set off against interest payments or other payments or deliveries made with respect to the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, such non-U.S. holder.

Income or Gains Effectively Connected With a U.S. Trade or Business

Notwithstanding the discussion above with respect to a non-U.S. holder, if (i) any interest or constructive dividends on the notes, (ii) dividends on common stock, or (iii) gain from the sale, exchange, redemption, conversion, or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder (or, if a tax treaty applies, attributable to a permanent establishment or fixed base), then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders, provided that the non-U.S. holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or other applicable form.

If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of the non-U.S. holder’s earnings and profits (subject to adjustments) that is effectively connected with its U.S. trade or business generally also will be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting for Non-U.S. Holders

The interest and/or distributions (including constructive distributions) paid to each non-U.S. holder must be reported annually to the IRS. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides or other applicable jurisdiction. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or deemed dividends on a note or dividends on our common stock, provided the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or appropriate IRS Form W-8. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, commonly referred to as FATCA, generally impose a withholding tax on certain types of payments made to “foreign financial institutions” and certain other “non-financial foreign entities” as defined in the Code and applicable Treasury Regulations. Unless an exception applies, FATCA, together with Treasury Regulations promulgated thereunder, generally impose a 30% withholding tax on (i) interest income on the notes, (ii) constructive dividends on the notes, and (iii) dividends on our common stock, in each instance paid to a foreign financial institution or to a non-financial foreign entity (whether as beneficial owner or intermediary), unless the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (3) an exemption applies.

Although this 30% FATCA withholding tax also generally applies to gross proceeds from the sale or other disposition of our notes or of our common stock, proposed Treasury Regulations, which taxpayers may rely upon until final regulations are issued, eliminate the 30% FATCA withholding tax on payments of such gross proceeds.

Subject to the following sentence, if the payee is a foreign financial institution and an exemption does not apply, then such foreign financial institution must enter into an agreement with the U.S. Treasury pursuant to which such foreign financial institution, among others things, agrees to (i) identify accounts held by certain U.S. persons or U.S.-owned foreign entities, (ii) annually report certain information about such accounts, and (iii) withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Alternatively, if the applicable foreign country to which the foreign financial institution is subject has entered into an “intergovernmental agreement” with the United States regarding FATCA, then that intergovernmental agreement may permit such foreign financial institution to report such information to that applicable foreign country (rather than to the U.S. Treasury), and obviate any need to enter into an agreement with the U.S. Treasury. Prospective investors should consult their tax advisors regarding FATCA.

The preceding discussion of certain material United States federal income tax consequences is for general information only and is not intended to, and does not, constitute tax advice. Accordingly, each investor is strongly encouraged to, and should, consult its tax advisor as to the particular tax consequences to it of purchasing, holding, and disposing of or converting the notes and, if applicable, owning and disposing of the common stock, including the applicability and effect of any state, local or non-U.S. tax laws, and of any pending or subsequent changes in applicable laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO THE COMMON STOCK TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that acquired our common stock for cash pursuant to this prospectus, that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address consequences of ownership of our common stock acquired in any other matter (e.g. by conversion of the notes). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to non-U.S. holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to any alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Description of Capital Stock—Common Stock,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If non-U.S. holders hold the stock through a financial institution or other intermediary, the non-U.S. holders will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

PLAN OF DISTRIBUTION

We are registering the securities described in this prospectus to permit the resale of such securities by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the securities. We will bear all fees and expenses incident to our obligation to register the securities in this offering. Sales by the selling securityholders may not require the provision of a prospectus supplement.

The securities may be sold from time to time directly by the selling securityholders, including their donees, pledgees, transferees and other successors in interest, or, alternatively, through underwriters, broker-dealers or agents, or through any combination of the foregoing methods. If the securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions, which may involve block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

The selling securityholders may also sell all or a portion of the initial shares or the Preferred Conversion Shares beneficially owned by them and offered hereby from time to time using other methods as permitted pursuant to applicable law.

In addition, the selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling the securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. The selling securityholders may also loan or pledge the securities to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under any applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. If required, the specific securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, broker-dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement, of which this prospectus is a part.

Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We entered into a registration rights agreement with the holder of the initial shares and Series C Convertible Preferred Stock to register the initial shares and the Preferred Conversion Shares under applicable federal securities laws under specific circumstances and specific times. We will pay all expenses of the registration of the initial shares and the Preferred Conversion Shares pursuant to the registration rights agreement, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws and certain related fees and disbursements of one counsel for the selling securityholder not to exceed $50,000; provided, however, that the selling securityholder will pay all underwriting discounts, selling commissions and stock transfer taxes, if any. We will indemnify the selling securityholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholder will be entitled to contribution. We may be indemnified by the selling securityholder against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

We also entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and Note Conversion Shares under applicable federal securities laws under specific circumstances and specific times. We will pay all expenses of the registration of the notes and Note Conversion Shares pursuant to the registration rights agreement, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws and certain related fees and disbursements of one counsel for the selling securityholders not to exceed $10,000; provided, however, that each selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Cryoport, Inc. Snell & Wilmer L.L.P. will pass upon certain matters of Nevada law relating to the issuance and sale of the securities offered hereby on behalf of Cryoport, Inc.

EXPERTS

The consolidated financial statements of Cryoport, Inc. incorporated by reference in Cryoport, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Cryoport, Inc.'s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.